EXHIBIT 10.20

[Pursuant to Rule 24b-2, certain information has been deleted and filed separately with the Commission.]

AGREEMENT OF LIMITED LIABILITY COMPANY OF

COMMUNITY FIRST MORTGAGE, LLC

This Agreement of Limited Liability Company (the “Agreement”), is entered into June 15, 2001 by and between Wells Fargo Ventures, LLC, with its principal place of business at 1 Home Campus, Des Moines, Iowa 50328-0001, (“Wells Fargo Member”) and Community First Home Mortgage, Inc. with its principal place of business at 520 Main, Fargo, ND 58124-0001, (“Community Member”) who do hereby form the limited liability company agreement of Community First Mortgage, LLC (the “Company”), pursuant to the Delaware Limited Liability Company Act, upon the following terms and conditions:

ARTICLE I

Definitions and Glossary of Terms

Section 1.1  Definitions. The following terms used in the Agreement shall have (unless otherwise expressly provided herein or unless the context otherwise requires) the following respective meanings:

“Accountants” means KPMG Peat Marwick, or such other certified public accountants as the Operating Committee may select.

“Act” shall mean the Delaware Limited Liability Company Act, 6 Del, C. §18-101 through §18-1107, as amended from time to time.

“Affiliate” means any person or entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person or entity specified.

“Agreement” shall mean this Agreement of Limited Liability Company of Community First Mortgage, LLC.

“Budget” means the budget established annually pursuant to Section 8.3.

“Capital Account” means, with respect to any Unit Holder, the account maintained for such Unit Holder in accordance with the provisions of Section 4.1 hereof.

“Capital Contribution” shall mean any contribution to the capital of the Company in cash or property by a Member whenever made.

“Certificate” means the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.

“Closing Date” shall mean the date of execution of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.  Any reference to any specific provision of the Code or any regulations thereunder shall be deemed to refer also to any successor provisions thereto.

“Company” shall mean Community First Mortgage, LLC, the Delaware limited liability company governed by this Agreement.

“Company Distributions” shall mean cash or property which is distributed pursuant to Section 5.4 or Section 11.7 of this Agreement.

“Company Expenses” shall mean all expenditures and costs paid out by the Company in the course of the conduct of its business.

“Company Revenues” shall mean all receipts from operations and use of assets received by the Company and all other income, receipts, or gain received by the Company in the course of the conduct of its business.

“Fiscal Year” means (i) the period commencing upon the formation of the Company and ending on December 31, of the year of formation, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in Clause (ii) of this sentence for which the Company is required to allocate Profits, Losses and other items of company income, gain, loss or deduction pursuant to Article V hereof.

“Intercompany Net Cash Balance” means the net of the Company’s funds on deposit with Wells Fargo and any amounts owed by the Company to Wells Fargo excluding advances by Wells Fargo pursuant to Section 8.8.

“Interest” shall mean the personal property ownership right of a Member in the Company and shall entitle such Member to an allocation of Company Revenues and Company Expenses pursuant to Article V of the Agreement and to a share of the Company Distributions pursuant to Article V of the Agreement.  Each Member’s Interest is evidenced by and composed of the Units owned by that Member, and such allocation and share of Company Revenues, Company Expenses, and Company Distributions shall be determined based upon the number of Units owned by such Member.

“Loan Policies” shall mean those policies, standards and procedures of Wells Fargo, as amended from time to time, relating to residential mortgage loan origination by Retail Offices including the All-Office Memos, Loan Production Memos, Product Catalogs, Conventional Loan Standards Manual, VA Handbook, FHA Underwriting Manual, Compliance Manual, Disclosure Manual, Code of Ethics, Ncyclopedia and other communications with their terminology adjusted to apply to the Company rather than to Retail Offices.

“Losses” shall mean the taxable loss of the Company as determined for federal income tax purposes under Code section 703(a) including items separately stated pursuant to section 703(a)(1).

“Managing Officer” means the individual responsible for the day to day operation of the Company.

“Member” shall mean a person who has been admitted to the Company as a member as provided in the Agreement and section 18-301 of the Act.

“Net Cash Available” means cash on deposit or cash equivalents which includes the Intercompany Net Cash Balance less amounts required to maintain minimum regulatory net worth requirements (in excess of other Company assets if otherwise insufficient, or if cash is required) and less such other amounts the Operating Committee may determine are required to be set aside in reserve to fund future operating and capital expenditures.

“Wells Fargo” shall mean Wells Fargo Home Mortgage, Inc., a California corporation.

“Operating Committee” means the Operating Committee of the Company, constituted as provided in Section 6.1.

“Person” includes any individual, association, partnership (general or limited), joint venture, trust, estate, limited liability company, corporation or partnership, or other legal entity or organization.

“Profits” shall mean the taxable income of the Company as determined for federal income tax purposes under Code section 703(a) including items separately stated pursuant to section 703(a)(1).

“Retail Offices” means Wells Fargo’s wholly-owned loan production offices in operation from time to time.

“Units” with respect to any Member, shall mean the ownership interests of the particular Member which quantify the share of that particular Member in the right, privilege, or interest being addressed.

“Unit Holder” means any person who holds one (1) or more Units, regardless of whether such Person is a Member and regardless of whether such Units were initially acquired by such Person from the Company or by assignment from another Unit Holder.

ARTICLE II

Formation, Name and Registered Agent

Section 2.1  Formation.  Wells Fargo Member and Community Member, by execution of this Agreement and the filing of the Certificate with the Delaware Secretary of State, hereby enter into and form the Company as a limited liability company under and pursuant to the Delaware Act.  The name and mailing address of each Member or Unit Holder shall be listed on the Schedule of Capital Contributions attached hereto.  The Company shall be required to update the names and addresses on the Schedule of Capital Contributions from time to time as necessary to accurately reflect the information therein.  Any amendment or revision to the names and addresses on the Schedule of Capital Contributions made in accordance with this Agreement shall not be deemed an amendment to this Agreement.  Any reference in this Agreement to the Schedule of Capital Contributions shall be deemed to be a reference to the Schedule of Capital Contributions as amended and in effect from time to time.  The Members agree that the rights, powers, duties and liabilities of the Members and Managing Officer shall be as provided in the Delaware Act, except as otherwise provided in this Agreement.

Section 2.2  Name and Registered Agent.  The name of the Company is Community First Mortgage, LLC.  Its registered agent is Corporation Service Company or such other agent as the Members may hereafter determine.

ARTICLE III

Business Purpose

Section 3.1  Character of the Business.  The purpose of the Company shall be to carry on the business of residential mortgage lending.

Section 3.2  Other Qualifications.  The Members agree that the Company shall file or record such documents and take such other actions under the laws of any jurisdiction as are necessary or desirable to permit the Company to do business in any such jurisdiction as is selected by the Company and to promote the limitation of liability for the Members in any such jurisdiction.

Section 3.3  Prohibited Activities.  The Company shall not participate in any activity that violates the Real Estate Settlement Procedures Act of 1974 or any other law or regulation.  The Company shall not engage in any prohibited activities for a national bank or its subsidiaries and shall obtain any required regulatory approvals for a national bank subsidiary before commencing any activity.

Section 3.4  Limitations on Other Activities.

(a)  Except as provided in this section, [Confidential Treatment Requested]

(b)  While it is a Member, subject to the exceptions stated below Community Member shall not, nor shall it suffer or permit any of its Affiliates, other than the Company, to engage in the residential mortgage lending business, directly or indirectly, either by themselves or through a joint venture or any other similar arrangement with any other party that would permit Community Member or any of its Affiliates to engage or participate in such residential mortgage lending business.[Confidential Treatment Requested]

(c)  [Confidential Treatment Requested]

(d)  Neither Member shall be accountable to Company or to the other Member for any activity or business permitted under this Article 3 except for the business of Company.  Neither Member shall have any right by virtue of this Agreement or by their status as a Member to be apprised of the independent business or activities of the other Member, nor to be allowed to participate therein or to the income or profits derived therefrom.  Neither Member shall be required to devote full time to Company, but only so much time as may be necessary to accomplish the purposes of Company and the duties specifically set forth in any agreements related to Company.

Section 3.5  Transactions Involving the Members.

(a)  Community Member shall cooperate with and promote Company and its loan products to customers of Community Member or its Affiliates consistent with all applicable legal requirements. [Confidential Treatment Requested]

(b)  Except as may be expressly provided for in this Agreement or in any agreements executed between Company and any Member or as approved by the Operating Committee, no payment will be made by Company to any Member for the services of such Member or the employees of such Member.

(c)  [Confidential Treatment Requested]

ARTICLE IV

Capital Accounts

Section 4.1  Capital Accounts.  A separate capital account shall be maintained for each Member of the Company.  Each Member’s Capital Contributions and its share of all Company Revenues shall be credited to its capital account and each Member’s share of all costs, expenses, losses and Distributions (including return of capital) of the Company shall be debited to its account, all as allocated under this Agreement. Each Member’s initial Capital Contribution, as reflected on Exhibit A, is due and payable upon execution of this Agreement.  Any subsequent Capital Contribution pursuant to Section 8.8 shall be due and payable within 15 days of receipt of notice of the need for the additional Capital Contribution.

Section 4.2  Units.  A Unit Holder’s limited liability company interest in the Company shall be represented by the “Unit” or “Units” held by such Unit Holder.  Each Unit Holder’s respective Units shall be set forth on the Schedule of Capital Contributions attached hereto.  Each Unit Holder hereby agrees that its limited liability company interest in the Company and its Units shall for all purposes be personal property.  A Unit Holder has no interest in specific Company property.

Section 4.3  Status of Capital Contributions.

(a)  Except as otherwise provided in this Agreement, the amount of a Unit Holder’s Capital Contributions may be returned to it, in whole or in part, at any time, but only with the consent of all Members.  Any such returns of Capital Contributions shall be made to all Unit Holders in proportion to the number of Units then held by each Unit Holder.  Notwithstanding the foregoing, no return of a Unit Holder’s Capital Contributions shall be made hereunder if such distribution would violate applicable state law.  Under circumstances requiring a return of any Capital Contribution, no Unit Holder shall have the right to demand or receive property other than cash, except as may be specifically provided in this Agreement.

(b)  Except as provided in Section 8.8 and by applicable state law, the Members shall be liable only to make their capital contributions pursuant to Section 4.1 hereof, and no Member or Assignee shall be required to lend any funds to the Company or, after a Member’s Capital Contributions have been fully paid pursuant to Section 4.1 hereof, to make any additional capital contributions to the Company.  No Unit Holder shall have any personal liability for the repayment of any Capital Contribution of any other Member or Assignee.

ARTICLE V

Allocation of Revenues, Expenses, Profits and Losses

Section 5.1  Allocation of Revenues and Expenses.  All Company Revenues and Company Expenses shall be allocated among the Members in proportion to their respective Units.

Section 5.2  Allocation of Profits and Losses.  All Profits and Losses shall be allocated among the Members in proportion to their respective Units.

Section 5.3  Allocation of Items for Federal Income Tax Purposes.  To the extent permitted by law, all items of Company taxable income, gain, loss, credit, and deduction recognized or allowable for Federal income tax purposes shall be allocated and credited or charged to the Members in the same manner as the revenues, income, receipts, costs, or expenses giving rise to such items of taxable income, gain, loss, credit, or deduction are allocated and credited or charged.  Any Member allocated and charged a particular cost or expense shall be entitled to such deductions or credits as are attributable to such cost or expense in computing such Member’s taxable income or tax liability to the exclusion of any other Member.  Upon the sale or other transfer of any asset of the Company, any recapture of depreciation deductions or other deductions previously taken shall be allocated to the Member to whom such deductions were originally allocated, and any recapture of investment tax credit shall be allocated to the Member to whom such credit was originally allocated.

Section 5.4.  Distribution of Cash.  All Company Distributions shall be made among the Members in proportion to their respective Units.  Cash of the Company which is not required, in the judgment of the Members, to meet obligations of the Company nor reasonably necessary for future Company operations shall be distributed not less frequently than quarter-annually to the Members in proportion to their respective Units, not later than ninety (90) days after the end of each quarter-annual period with respect to which such distribution is being made.

Section 5.5  [Confidential Treatment Requested]

ARTICLE VI

Management of the Company

Section 6.1  General.  The overall management and control of the business and affairs of the Company shall be vested in the Operating Committee consisting of four individuals, with each Member appointing individuals to the Operating Committee in proportion to their respective Units.  The Company may have a Managing Officer appointed by the Operating Committee.  The Managing Officer of the Company shall not be appointed to the Operating Committee.  The number of individuals on the Operating Committee may be reset by the Operating Committee from time to time, provided that each Member shall appoint individuals to the Operating Committee in proportion to its respective Units.  Each Member may remove and replace the individuals appointed by it at any time and for any reason.  Any vacancy on the Operating Committee shall be filled by the Member that had appointed the individual to the position that has become vacant.

Section 6.2  Operating Committee Procedures.  Except where herein expressly provided to the contrary, all decisions with respect to the management and control of the Company shall be made and agreed to by the Operating Committee and shall be binding on the Company.  [Confidential Treatment Requested]  Action may be taken by the Operating Committee by telephone conference, by meeting in person, by written action in lieu of a meeting or in such other manner approved by all Members.

Section 6.3  Loan Policies.  The Company expressly adopts the Loan Policies effective on the Closing Date as provided to the Company by Wells Fargo.  Any updates to the Loan Policies issued by Wells Fargo shall automatically be adopted by the Company unless the Operating Committee expressly decides not to adopt a particular policy.  Any employee who violates the Loan Policies shall be subject to termination unless the Operating Committee expressly decides not to terminate the employee.

Section 6.4  Major Decisions.  No act shall be taken or funds expended or obligation incurred by the Company, any individual on the Operating Committee, or the Managing Officer with respect to a matter within the scope of any of the major decisions (“Major Decisions”) affecting the Company, as defined below, unless such Major Decision has been approved by the Operating Committee.  A decision shall be a Major Decision if it satisfies one of the following:

(a)  Decisions relating to the selection, evaluation, retention and compensation of the Managing Officer or any other executive officers of the Company as may be appointed by the Operating Committee;

(b)  Decisions regarding new business ventures and material deviations by the Company from the Loan Policies in effect from time to time;

(c)  Decisions relating to the hiring policy, compensation, terms of employment or termination of non-clerical or non-support staff employees of the Company;

(d)  Decisions relating to matters involving transactions, expenditures, commitments or other contractual obligations (or groups of similar transactions or such other events) in an amount in excess of [Confidential Treatment Requested] except transactions to originate, fund and sell residential real estate mortgage loans that are in the day-to-day course of the Company’s business;

(e)  Decisions relating to obtaining any financing for the Company pursuant to Section 8.8;

(f)  Decisions relating to the terms, conditions, limits and deductibles of any risk financing program in addition to the program provided by Wells Fargo or its Affiliate pursuant to the Service Agreement referenced under Section 6.9;

(g)  Decisions related to establishing or maintaining cash, cash equivalents or reserves for the Company;

(h)  Decisions relating to amendment or termination of the Service Agreement referenced under Section 6.9 and obtaining a substitute service provider upon termination of such Service Agreements; and

(i)  Any other decision or action referred to the Operating Committee by an individual on the Operating Committee which by any provision of this Agreement or by law is required to be approved by the Operating Committee.

Section 6.5  Managing Officer. The Managing Officer shall be responsible for the implementation of the decisions of the Operating Committee and for conducting the ordinary and usual day-to-day business and affairs of the Company, as limited by this Agreement.  The Managing Officer of the Company, shall in good faith use his or her best efforts to implement or cause to be implemented all Major Decisions approved by the Operating Committee and to conduct or cause to be conducted the ordinary and usual business of the Company in accordance with and subject to the direction of the Operating Committee and the Loan Policies and in accordance with the business plan and current Budget approved by the Members.  The Managing Officer may, except as otherwise determined by the Operating Committee, delegate in writing to other officers, employees or agents of the Company matters for which the Managing Officer may be responsible in accordance with this section, but the Managing Officer shall continue to be responsible for such matters. The initial and successor managing officers are listed on the Schedule of Initial and Successor Managing Officers.

Section 6.6  FHA Matters.  Section 6.6 shall be limited in application solely to any and all matters involving the Federal Housing Administration (“FHA”) of the United States Department of Housing and Urban Development and FHA-insured loans.  In the event of any conflict between the provisions set forth in this Section and any other provision of this Agreement, the provisions set forth in this Section will take precedence over all other provisions of this Agreement with respect to all FHA matters.  The Managing Officer is designated to deal exclusively with FHA in all aspects of the FHA mortgage insurance program, including, without limitation, the making of applications for mortgage insurance claims and collecting the benefits of mortgage insurance for the Company.  The Managing Officer is hereby appointed as the managing agent (the “Managing Agent”) of the Company with respect to FHA matters.  The Operating Committee may choose a person other than the Managing Officer as Managing

Agent on the condition that there will at any time be one and only one Managing Agent with which FHA deals exclusively.  Any such substitute person shall have the rights and responsibilities of the Managing Officer as Managing Agent under this Section.  If (a) the Managing Agent resigns or (b) another Managing Agent is appointed, FHA will be immediately advised of such event and, if applicable, the name of the new Managing Agent.  The Company shall inform FHA of any amendment to this Agreement it intends to make that could affect the Company’s dealings with FHA and FHA-insured mortgages.  Upon dissolution of the Company, any FHA-insured mortgages owned or serviced by the Company may only be transferred to another FHA-approved mortgage lender.

Section 6.7  Office Space.  The Members shall lease to the Company in each of their offices as determined by the Operating Committee, space from which the Company will conduct the business of the Company.  Such space shall be separately identified and segregated in a manner required by all applicable laws and regulations.  Rental rates charged to the Company by a Member shall be set at rates that reflect actual market rates for comparable space in the area in which each office used by the Company is located.  The foregoing lease arrangements, which shall terminate automatically upon the dissolution of the Company subject to an additional period as necessary to wind down the business of the Company, shall be set forth in separate written lease agreements to be agreed upon and executed between the lessor Member and the Company.

Section 6.8  Computer Network.  If the Company will process its own loans or otherwise needs access to a loan origination system, Wells Fargo, or one of its Affiliates, shall lease to the Company (and the Company shall be required to utilize), the computer software and computer network used by Retail Offices to conduct a residential mortgage business.  The terms and conditions of these lease arrangements, which shall terminate automatically upon any dissolution of the Company subject to an additional period as necessary to wind down the business of the Company, shall be set forth in a separate written lease agreement to be agreed upon and executed by the Wells Fargo or its Affiliate and the Company (attached as Exhibit 1).  Terms of the lease agreement shall be set at rates that reflect actual rates charged Retail Offices for Wells Fargo’s internal reporting purposes for similar software and network access as adjusted from time to time.

Section 6.9  Service Agreement.  Wells Fargo, or its Affiliate, shall provide to the Company, certain services required by the Company in conducting a residential mortgage lending business, as set forth in the Service Agreement (attached as Exhibit 2) to be executed between Wells Fargo and the Company.

Section 6.10  Loan Sales.  The Company shall provide residential mortgage loan financing to its customers.  Wells Fargo, or one of its Affiliates, shall purchase mortgage loans if offered by the Company in accordance with the terms of a separate written Loan Purchase Agreement (attached as Exhibit 3) to be executed by Wells Fargo or one of its Affiliates, and the Company.  The Company shall sell at least [Confidential Treatment Requested] of its annual loan production to investors other than Wells Fargo.

Section 6.11  Credit Agreement.  The Company shall fund its loans through a warehouse line of credit provided by Wells Fargo (attached as Exhibit 4) or such other source as determined by the Operating Committee.

ARTICLE VII

Other Rights, Liabilities and Obligations of Members

Section 7.1  Liability of Members.  No Member shall be personally liable for the expenses, liabilities, debts, or obligations of the Company except as specifically set forth in this Agreement or as provided in the Act.

Section 7.2  Other Provisions Applicable to Members.  Except as otherwise specifically provided in this Agreement, no Member shall have the right to withdraw or retire from, or reduce its contribution to the capital of, the Company.  No Member shall have the right to demand or receive property other than cash in return for its Capital Contribution.  No Member shall have priority over any other Member either as to the return of its Capital Contribution or as to profits or distributions except as specifically set forth in this Agreement.

ARTICLE VIII

Accounting and Fiscal Matters

Section 8.1  Maintenance of and Access to Records.  Wells Fargo or its Affiliate on behalf of the Company shall keep complete and accurate books of account and records relative to the Company’s business based on information submitted to it by the Company.  The accrual method of accounting shall be used by the Company for financial and income tax purposes.  The Company’s books and records shall at all times be maintained at the principal business office of Wells Fargo, or the Accountants, or such other place agreed upon by the Members, and shall be available for inspection by each of the Members or their duly authorized representatives during reasonable business hours.  The fiscal year of the Company shall end on December 31 of each year or such other date as determined by the Operating Committee and allowed by the Code. Wells Fargo shall cause to be prepared financial statements in accordance with the Service Agreement attached as Exhibit 2.

Section 8.2  Bank Accounts.  Wells Fargo shall deposit all of the funds of the Company into one or more bank accounts for the Company.  Unless otherwise required by regulatory authority, each such account shall be established with an Affiliate of Wells Fargo that holds deposits insured by the Federal Deposit Insurance Corporation.  Wells Fargo shall separately account for all funds of the Company.  The Company may withdraw its funds only to pay the Company’s debts, pay expenses or to be distributed to the Members or as directed by the Operating Committee pursuant to this Agreement.

Section 8.3  Budget.  The Company shall prepare a preliminary annual Budget for the first partial fiscal year of the Company.  At least thirty (30) days prior to the end of each fiscal year of the Company, the Managing Officer will develop and deliver to the Operating Committee for its review and approval a Budget for the Company for the next fiscal year.  As set forth in Section 6.4(d), approval of the Budget shall be a Major Decision.

Section 8.4  Company Tax Returns.  Wells Fargo, its Affiliate, or such other person agreed upon by the Members, shall, for each fiscal year, cause to be prepared and filed on behalf of the Company such federal, state and city tax returns as may be required by law, and in connection therewith, shall make any elections deemed advisable; provided, however, the Company shall be given prior written notice thereof.  Copies of such tax returns shall be delivered to each Member within 10 days after each such filing.  The Company’s federal and state income tax returns shall be approved by the Operating Committee in advance of filing.

Section 8.5  Tax Audits.  Wells Fargo or its Affiliate is hereby designated to manage administrative tax proceedings conducted by the Internal Revenue Service or state tax authorities with respect to the Company.  The taking of any action or the failure to take any action in connection with any such proceeding, except to the extent required by law, is a matter for Wells Fargo, subject to the direction of the Operating Committee.  Wells Fargo shall give prompt written notice to the Members of any such administrative proceeding.  Any Member has the right to participate in such administrative proceedings relating to the determination of tax items at the Company level.  Expenses of such administrative proceedings undertaken by Wells Fargo will be paid for out of the assets of the Company.  If any Member elects to participate in such proceedings, the Member will be responsible for its expenses incurred in connection with such participation.  Further, the cost of any adjustments to a Member and the cost of any resulting audits or adjustments of a Member’s tax return, will be borne solely by the affected Member.

Section 8.6  Internal Audit.  The ongoing activities of the Company shall be subject to regulatory audit by Wells Fargo Audit Services, Inc. at no direct cost to the Company.  Wells Fargo Audit Services, Inc. shall have no liability with respect to the Company.  A copy of any regulatory audit report prepared by Wells Fargo Audit Services, Inc. related to the Company shall be provided to the Operating Committee.

Section 8.7  The Accountants.  Any services provided by the Accountants under this Agreement shall be an expense of the Company.  The Accountants shall prepare annual audited financial statements as set forth in Exhibit 2.

Section 8.8  [Confidential Treatment Requested]

ARTICLE IX

Limitations on Dispositions of Members’ Interests

Section 9.1  Basic Restrictions.  Except as otherwise provided in this Article IX, no Member may sell, assign, give, hypothecate, pledge, transfer, bequeath, or otherwise dispose of any or all of its Interest, in whole or in part, voluntarily, involuntarily, by operation of law, or otherwise, to any other person or entity.

Section 9.2  Representations and Warranties.  Each Member hereby represents and warrants to the Company and to the other Members that its acquisition of its Interest is made as principal for its account for investment purposes only and not with a view to the resale or distribution of such Interest.  Each Member agrees that it will not sell, assign, give, hypothecate, pledge, transfer, bequeath, or otherwise dispose of any or all of its Interest to any person or entity who or which does not similarly represent and warrant and agree as provided in this Section 9.2.

Section 9.3  Disposition of Interests.  The sale, assignment, gift, hypothecation, pledge, transfer, or other disposition (“Transfer”) of Interests by or in respect of a Member shall be subject to the following conditions and restrictions in addition to any others which are provided for in this Agreement:

(a)  No Member may Transfer any or all of its Interest without the consent of all of the Members.

(b)  No Member may Transfer any or all of its Interest if such Transfer would cause the termination of the Company for Federal income tax purposes.  Any purported Transfer which would cause the termination of the Company for Federal income tax purposes shall be void ab initio.  Counsel for the Company shall give to the Company its opinion, at the expense of the Member seeking to effect such Transfer, as to whether such Transfer would cause the termination of the Company for Federal income tax purposes.

(c)  No Transfer of, or offer to Transfer, any Interest may be made unless the Company shall have received, at the expense of the Member seeking to effect such Transfer an opinion of counsel satisfactory to the Members that such proposed Transfer (i) may be effected without registration of the Interest under the Securities Act of 1933, as amended, and (ii) would not be in violation of any applicable state securities or “Blue Sky” law (including investment suitability standards).

Section 9.4  Admission of Transferee as Additional or Substitute Member.  Any person to whom any Interest or portion thereof is Transferred (“Transferee”) shall be entitled to be admitted as a Member hereunder and to have all of the rights herein conferred upon a Member only if

(a)  such transferee’s admission as a Member will not violate, nor cause the Company to violate, any applicable laws, rules, or regulations, including federal and state securities laws, and either such transferee shall have delivered an opinion of counsel satisfactory to the Members, or counsel for the Company shall have delivered an opinion, to such effect;

(b)  the consent of all of the Members shall have been given, which consent may be evidenced by the execution by all of the Members of a Certificate evidencing the admission of such transferee as a Member;

(c)  the transferee shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart thereof and such other documents or instruments as the Members may require in order to effect the admission of such transferee as a Member;

(d)  such transferee qualifies and becomes a Member within the meaning of the Act by the procedures set forth in the Act;

(e)  such transferee shall have delivered to the Members a letter containing a representation and an agreement in the form set forth in Section 9.2 of this Agreement;

(f)  if the transferee is not an individual, the transferee shall have provided the Members with evidence satisfactory to counsel for the Company of its authority to become a Member under the terms and provisions of this Agreement;

(g)  such transferee pays to the Company a sum which is sufficient to cover all expenses (including legal fees) connected with the admission of the transferee as a Member pursuant to this Agreement and the Act, including without limitation the cost of any opinion of counsel referred to above.

Section 9.5  Execution of Documents, Etc.  Each Member hereby consents to the execution and recordation on its behalf by the Company of any amendment hereto required for the purpose of admitting as a Member the transferee of any or all of the Interest of a Member in the Company in this Article IX and to the execution and recordation on its behalf of any other instruments required in connection therewith, and the Company is hereby granted the right to admit any such transferee upon all of the terms set forth above.  In addition, each Member agrees to execute at the request of the Company any and all documents required to be executed by such Member to effect the admission as a Member of the transferee of any or all of the Interest of a Member in the Company pursuant to this Article IX.

Section 9.6  Filings By Company.  The Company shall cooperate with any transferee seeking to become a Member by preparing the documentation required by this Article IX and making all official filings and publications.

Section 9.7  Pledges.  No Member shall mortgage, pledge, or otherwise encumber all or any part of such Member’s Interest in the Company at any time.

Section 9.8  No Withdrawal Rights Prior to Dissolution.  Prior to the dissolution of the Company, no Member may withdraw from the Company or receive any return of capital or other distribution of Company assets in respect of any withdrawal or attempted withdrawal.

ARTICLE X

Amendment of Agreement

Section 10.1  Amendment.  Any amendment or supplement to this Agreement shall only be effective if in writing and if the same shall be consented to by all of the Members.

Section 10.2  Procedure for Amendment.  Any Member may propose an amendment or supplement to this Agreement, and any such amendment or supplement may be proposed by mailing to all of the Members a written request for consent to such amendment or supplement, accompanied by the text of the proposed amendment or supplement, and a written statement of the reasons for such proposal.  A Member shall be deemed to have voted its Interest in consent to any amendment or supplement hereto if such Member does not respond in writing, sent to all Members, to such written request for consent within thirty days from the date of mailing of the same to such Member.

ARTICLE XI

Dissolution

Section 11.1  No Dissolution.  The Company shall not be dissolved by the admission of additional or substitute Members in accordance with the terms of this Agreement or by the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event under the Act that terminates the continued membership of a Member in the Company except as expressly provided in the Agreement.

Section 11.2  Term.  The Company shall be in effect for a term beginning on the date the Certificate of Formation of the Company is filed with the Delaware Secretary of State in accordance with the provisions of the Act and shall continue for a minimum of ten (10) years unless sooner dissolved and liquidated in accordance with the provisions of this Article.

Section 11.3  [Confidential Treatment Requested]

Section 11.4  Bankruptcy.  If:

(a)  any Member shall file a voluntary petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the present or any future Federal Bankruptcy Act, or any other present or future applicable Federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of said Member or of all or any substantial part of its properties or its interest in the Company (the term “acquiesce” includes, but is not limited to, the failure to file a petition or motion to vacate or discharge any order, judgment or decree providing for such appointment within ten (10) days after the appointment); or

(b)  a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against any Member seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future Federal Bankruptcy Act, or any other present or future applicable Federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors, and said Member shall acquiesce in the entry of such order judgment or decree (the term “acquiesce” includes, but is not limited to, the failure to file a petition or motion to vacate or discharge any order, judgment or decree within ten (10) days after the entry of the order, judgment or decree), or such order, judgment or decree shall remain unvacated and unstayed for an aggregate of ninety (90) days (whether or not consecutive from the date of entry thereof), or any trustee, receiver, conservator or liquidator of said Member or of all or any substantial part of its property or its interest in the Company shall be appointed without the consent or acquiescence of said Member and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive); or

(c)  any Member shall give notice to any governmental body of insolvency or pending insolvency, or suspension or pending suspension of operations.

then, and in any such event such Member shall be deemed, as of the date of occurrence of the respective event, to be the “Electing Member” for purposes of Section 11.8.  The filing date of the  bankruptcy petition shall be the “Section 11.4 Termination Date” and the Company shall be liquidated in accordance with Section 11.7.

Section 11.5  Automatic Termination.

(a)  In the event:

(1)  any Member, or its Affiliate, is prohibited by a change of law or regulation or an administrative action or judicial decree subsequent to this Agreement (including the application or interpretation of the change of law or regulation or the subsequent administrative action or judicial decree by opinion of counsel) from participating in the Company substantially upon the material terms and conditions of this Agreement and the prohibition cannot be corrected by amendment of the Agreement to put the Members in substantially the same financial position as prior to the prohibition; or

(2)  [Confidential Treatment Requested]

(b)  [Confidential Treatment Requested]  In order for Community Member to elect to withdraw pursuant to this Section 11.5(b), Community Member must [Confidential Treatment Requested].  In the event that Community Member elects to withdraw pursuant to this Section 11.5(b), no Member shall be deemed an “Electing Member”, [Confidential Treatment Requested].

(c)  [Confidential Treatment Requested]  In order to withdraw pursuant to this Section 11.5(c), the Member not subject [Confidential Treatment Requested].  In the event the Member not subject [Confidential Treatment Requested], no Member shall be deemed an “Electing Member”, the expiration of the thirty day notice period shall be the termination date

(“Section 11.5(c) Termination Date”), and the Company shall be liquidated pursuant to Section 11.7.

Section 11.6  Default.

(a)  If any Member fails to perform any of its obligations set forth in this Agreement, any other Member (“Non-defaulting Member”) shall have the right within 30 days of the date of the default to give the defaulting party (“Defaulting Member”) a written notice of the default (“Notice of Default”).  The Notice of Default shall set forth in detail the obligation(s) that the Defaulting Member has not performed.

(b)  If, within a 15-day period following receipt of the Notice of Default, the Defaulting Member cures such default, it shall be deemed that the Notice of Default was not given and the Defaulting Member shall lose no rights hereunder.  If, within such 15-day period, the Defaulting Member does not cure such default, the Non-Defaulting Member hereunder shall have the right within 30 days of the expiration of the 15 day cure period to terminate this Company by giving the Defaulting Member written notice thereof “Termination Notice”).  The Company shall terminate on the date of the Termination Notice (“Section 11.6(b) Termination Date”).  The remedy of the Non-Defaulting Member shall be limited to the damages provisions provided for under Section 11.8.

(c)  If a Defaulting Member disputes the basis set forth in the Notice of Default, the Defaulting Member must file for arbitration pursuant to Section 13.9 below within thirty (30) days of the Section 11.6 (b) Termination Date.  If it is ultimately determined by the arbitrator that the Defaulting Member was not in default as specified in the Notice of Default, then the Non–Defaulting Member shall be deemed an “Electing Member” under Section 11.8.  The Company shall be deemed to have terminated on the date of the Termination Notice (“Section 11.6(c) Termination Date”).  The Company shall be liquidated pursuant to Section 11.7.  The remedy of the Non-Electing Member shall be limited to the damages provisions provided for under Section 11.8.

Section 11.7  Liquidation.

(a)  In the event the Company is terminated, the Company shall be liquidated as described below.  Upon the earlier of a Section 11.3 Termination Date, a Section 11.4 Termination Date, a Section 11.5(a) Termination Date, a Section 11.5(b) Termination Date, a Section 11.5(c) Termination Date, a Section 11.6(b) Termination Date, or a Section 11.6(c) Termination Date:

(1)  the Company shall not take any additional loan applications;

(2)  [Confidential Treatment Requested];

(3)  [Confidential Treatment Requested];

(4)  any restrictions on the activities of the Members contained in this Agreement shall cease unless the restriction specifically provides that it shall continue after termination; and

(5)  the Accountants or other third party mutually agreed to between the Members shall be retained to handle the liquidation consistent with the provisions of this Agreement.

(b)  The assets of the Company shall be paid or distributed in the following order of priority, unless otherwise required by applicable law:

(1)  To pay (or make provision for the payment of) all creditors of the Company, including the Members, in the order of priority provided by law; and

(2)  To distribute to the Members in accordance with (or in direct proportion to if less than) their respective Units, as adjusted for item (1) above and all Company operations up to and including such liquidation.

[Confidential Treatment Requested]

Section 11.8  Liquidated Damages.

(a)  It is understood that in the course of operation of the Company, the Members will contribute to the Company significant funds, resources and knowledge, including information, techniques, processes and business clientele, the value of which cannot be calculated.  As a material inducement to enter into this Agreement and to develop and disclose such information, the Members agree to the liquidated damages provisions set forth in this Section 11.8. [Confidential Treatment Requested]

(1)  [Confidential Treatment Requested]

(2)  [Confidential Treatment Requested].

(b)  [Confidential Treatment Requested]

ARTICLE XII

Representations and Warranties; Closing Requirements

Section 12.1  Member Representations and Warranties. Community Member represents and warrants as of the Closing Date that:

(a)  Community Member is a corporation duly organized, validly existing and in good standing under the laws of the State of North Dakota and has all requisite power and authority and licenses to own or lease its property and to carry on its business as it is now being conducted.  The execution, delivery and performance of this Agreement by Community Member have been duly authorized by all proper action on the part of Community Member, and are within its powers and will not conflict with or be in violation of Community Member’s organizational documents.  This Agreement constitutes the legal, valid and binding obligation of Community Member, enforceable against Community Member in accordance with its terms.

(b)  The performance of this Agreement by Community Member will not violate or result in a breach of, constitute a default under, give rise to any right of acceleration or termination under any law or any contract, agreement, note, bond, license, indenture, mortgage, lease agreement or other instrument or obligation to which Community Member is a party or by which it is bound or affected or violate any rule or regulation of any administrative agency, or order, writ, injunction, judgment or decree of any court, administrative agency or governmental body applicable to it.

(c)  Community Member has obtained and kept in force all material governmental licenses and permits necessary to conduct its business as it is now being conducted.

(d)  The balance sheet of Community Member or its affiliate group provided to Wells Fargo Member and the related statements of earnings, stockholders’ equity and changes in financial position for the year provided, with notes thereto, reported upon or reviewed by independent certified public accountants, present fairly the financial position of Community Member or its affiliate group as of the date thereof and the results of operations, stockholders’ equity and changes in financial position thereof for the year then ended, in accordance with GAAP applied on a consistent basis throughout such period.

(e)  Except as has been disclosed in writing to Wells Fargo Member, Community Member is not a party to any pending or, to the best knowledge of Community Member, threatened, claim, action suit, investigation or proceeding, nor is subject to any order, judgment or decree which may have a materially adverse effect on the Community Member’s assets or business as currently conducted.

(f)  There are no claims for brokerage or other commissions or finder’s or other similar fees in connection with the transactions covered by this Agreement insofar as such claims shall be based on arrangements or agreements made by or on behalf of Community Member, and Community Member hereby agrees to indemnify and hold harmless Wells Fargo Member from and against all liabilities, costs, damages and expenses from any such claim.

Section 12.2  Wells Fargo Member Representations and Warranties.  Wells Fargo Member represents and warrants as of the Closing Date that:

(a)  Wells Fargo Member is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and licenses to own or lease its property and to carry on its business as it is now being conducted.  The execution, delivery and performance of this Agreement by Wells Fargo Member have been duly authorized by all proper action on the part of Wells Fargo Member, and are within its powers and will not conflict with, result in the breach or violation of, constitute a default under, give rise to any right of acceleration or termination under Wells Fargo Member’s organizational documents or any indenture, mortgage, lease agreement, contract, order, injunction, judgment, decree or other instrument, rule or regulation to which Wells Fargo Member is a party or by which Wells Fargo Member is bound.  This Agreement constitutes the legal, valid and binding obligation of Wells Fargo Member, enforceable against Wells Fargo Member in accordance with its terms.

(b)  The performance of this Agreement by Wells Fargo Member will not violate or result in a breach of any law or any contract, agreement, note, bond, license or other instrument or obligation to which Wells Fargo Member is a party or by which it is bound or affected or violate any rule or regulation of any administrative agency, or order, writ, injunction or decree of any court, administrative agency or governmental body applicable to it.

(c)  Wells Fargo Member has obtained and kept in force all material governmental licenses and permits necessary to conduct its business as it is now being conducted.

(d)  The balance sheet of Wells Fargo Member or its affiliate group provided to Community Member and the related statements of earnings, stockholders’ equity and changes in financial position for the year provided, with notes thereto, reported upon or reviewed by independent certified public accountants, present fairly the financial position of Wells Fargo

Member or its affiliate group as of the date thereof and the results of operations, stockholders’ equity and changes in financial position thereof for the year then ended, in accordance with GAAP applied on a consistent basis throughout such period.

(e)  Except as has been disclosed in writing to Community Member, Wells Fargo Member is not a party to any pending or, to the best knowledge of Wells Fargo Member, threatened, claim, action suit, investigation or proceeding, nor is subject to any order, judgment or decree which may have a materially adverse effect on the Wells Fargo Member’s assets or business as currently conducted.

(f)  There are no claims for brokerage or other commissions or finder’s or other similar fees in connection with the transactions covered by this Agreement insofar as such claims shall be based on arrangements or agreements made by or on behalf of Wells Fargo Member, and Wells Fargo Member hereby agrees to indemnify and hold harmless Community Member from and against all liabilities, costs, damages and expenses from any such claim.

Section 12.3  Closing Requirements.  On the Closing Date, the Members shall each deliver to the other the following:

(a)  a certified copy of an authorization to enter into this Agreement by the appropriate authority of the other party.

(b)  a certificate, dated as of the Closing Date, signed by the president or any vice president  and by the Secretary of the other party as to the matters set forth in Section 12.1 or 12.2 respectively.

(c)  an opinion of counsel, dated as of the Closing Date, in form and substance satisfactory to counsel for such party, to the effect that:

(1)  The other party is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of its state of incorporation or organization and has the power and authority to own and operate its properties and to carry on its business as now being conducted.

(2)  The other party has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement; all necessary action required to be taken under the other Member’s organizational documents has been taken to authorize and approve this Agreement and the transactions contemplated hereby; and this Agreement has been duly executed and delivered.

(3)  The execution, delivery and performance of this Agreement by the other party and consummation by the other party of the transactions contemplated by this Agreement will not result in a breach or violation of, or constitute a default under, the organizational documents of the other party or any judgment, decree, order, governmental permit or license, agreement, trust agreement, indenture or instrument actually known to such counsel to which the other is a party or by which it is bound, the breach or violation of which would have a material adverse effect on the other party;

(4)  To the best of such counsel’s knowledge without independent investigation, there is no legal action or governmental proceeding or investigation pending or threatened against or affecting the other party or which prevents the other party from entering into or being bound by this Agreement or prevents the other party from consummating the transactions contemplated by this Agreement or which questions the validity of this Agreement or the transactions contemplated by this Agreement and there is no bankruptcy or other insolvency proceeding pending against or affecting the other party.

ARTICLE XIII

Miscellaneous Provisions

Section 13.1  Notices.  Notices, requests, reports, payments, calls or other communications required to be given or made to any Member hereunder shall be in writing and shall be deemed to be given or made when properly addressed and delivered.  Delivery may be by registered or certified mail, postage prepaid, or by overnight courier to such Member at such Member’s last known address.  Addresses shown on the Schedule of Capital Contributions for each Member shall be considered the last known address of such Member unless and until the Company is otherwise notified by such Member in the manner set forth in this Section 13.1.

Section 13.2  Nature of Interest of Members.  The Interest of each Member in the Company is personal property.

Section 13.3  Applicable Law.  Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement, the rights and obligations of the parties hereto, and any claims and disputes relating thereto, shall be subject to and governed by the Act and the other laws of the State of Delaware as applied to agreements among Delaware residents to be entered into and performed entirely within the State of Delaware, and such laws shall govern the limited liability company aspects of this Agreement.

Section 13.4  Execution in Counterparts.  This Agreement may be executed in one or more counterparts with the effect as if the parties executing the several counterparts had all executed one counterpart, but in such event each such counterpart shall constitute an original and all of such counterparts shall constitute one and the same agreement.

Section 13.5  Successors in Interest.  Each and all of the covenants, agreements, terms, and provisions of this Agreement shall be binding upon and inure to the benefit of each of the Members and, to the extent permitted by this Agreement, their respective heirs, executors, administrators, personal representatives, successors and assigns.

Section 13.6  Severability.  Any provision of this Agreement which is invalid, illegal, or unenforceable in any respect in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability without in any way affecting the validity, legality, or enforceability of the remaining provisions hereof, and any such invalidity, illegality, or unenforceability in any jurisdiction shall not invalidate or in any way affect the validity, legality, or enforceability of such provisions in any other jurisdiction.

Section 13.7  Headings.  The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 13.8  Waiver of Right to Partition.  Each of the Members irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property and assets of the Company.

Section 13.9  Arbitration.

(a)  The Members agree to take all reasonable steps to resolve disputes between them without resorting to arbitration.  The Members agree to submit to binding arbitration any and all claims, disputes and controversies between or among them which cannot be resolved without arbitration, whether in tort, contract or otherwise (and their respective employees, officers, directors, attorneys, and other agents) arising out of or relating in any way to this Agreement, any related ancillary documents and their negotiation, execution, administration, modification, extension, substitution, formation, inducement, enforcement, default or termination.  However, “Core proceedings” under the United States Bankruptcy Code shall be exempted from arbitration.  Should the need arise for such arbitration, the Members agree that the determination of the arbitrator shall be final and shall not be capable of being appealed to any other court or form of resolution.  Notwithstanding this prohibition, the Members do agree that the decision of any arbitrator shall be capable of being enforced through an action filed in the appropriate court having jurisdiction.

(b)  Arbitration under this Agreement shall be governed by the Federal Arbitration Act (Title 9 of the U.S. Code), and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”).  When the need for selection of an arbitrator shall arise, the Members shall request AAA to supply them with a list of no less than seven (7) arbitrators having no less than five (5) years experience in arbitrating complex business arrangements.  Upon receipt of that list of potential arbitrators, each Member shall communicate within 7 days to AAA four (4) arbitrators from the list they would agree to use or their right to participate in the selection of the arbitrator shall be forfeited.  As soon as AAA receives the selections from both Members, AAA shall review the selected arbitrators and appoint one of those arbitrators whose name appears on both Members’ lists of acceptable arbitrators.  AAA shall have the discretion to select the arbitrator from those arbitrators approved by both Members based upon availability and experience and AAA’s selection shall be final.  The arbitrator shall give effect to statutes of limitation in determining any claim.  Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator. Each Member shall each pay its own costs and expenses of the arbitration proceeding and the cost of the arbitrator shall be divided equally between the Members.

Section 13.10 Confidentiality.

(a)  The parties agree that the terms of this Agreement shall be maintained in confidence, and shall not be disclosed to any third party, except (i) as is required by law, (ii) pursuant to court order during the course of litigation after notice to the other Member, (iii) for internal communications purposes, (iv) as necessary for tax, accounting, and other regulatory purposes and, (v) as necessary or desirable to facilitate procurement of insurance protection.  This clause shall not restrict the release of financial statements of the Company by either party to any third party for regulatory requirements.

(b)  Community Member will hold in confidence all documents and information concerning Wells Fargo Member and its Affiliates furnished to it and its representatives in connection with this Agreement.  Community Member will not release or disclose such information to any other person, except as required by law or in connection with any proceedings to enforce or construe this Agreement and except its advisers in connection with this Agreement, with the same undertaking from such advisers.  If the Company shall not commence operation, such confidence shall be maintained and such information shall not be used in competition with Wells Fargo Member, unless Community Member can show that that such information was previously known to Community Member, in the public domain, or later acquired from other legitimate sources.  Upon request, all such documents and any copies thereof and extracts therefrom shall immediately thereafter be returned to Wells Fargo Member.  Upon termination of this Agreement, all confidential documents and information shall be returned upon completion of the liquidation of the Company.

(c)  Wells Fargo Member will hold in confidence all documents and information concerning Community Member and its Affiliates furnished to it and its representatives in connection with this Agreement.  Wells Fargo Member will not release or disclose such information to any other person, except as required by law or in connection with any proceedings to enforce or construe this Agreement and except its advisers in connection with this Agreement, with the same undertaking from such advisers.  If the Company shall not commence operation, such confidence shall be maintained and such information shall not be used in competition with Community Member, unless Wells Fargo Member can show that that such information was previously known to Wells Fargo Member, in the public domain, or later acquired from other legitimate sources.  Upon request, all such documents and any copies thereof and extracts therefrom shall immediately thereafter be returned to Community Member.  Upon termination of this Agreement, all confidential documents and information shall be returned upon completion of the liquidation of the Company.

Section 13.11  Publicity.  The Members shall consult with each other as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

Section 13.12  Survival.  The provisions of Sections 13.9 and 13.10 shall continue to bind the Members should either withdraw from or otherwise leave the Company and shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the Members hereto have executed and delivered this Agreement of Limited Liability Company the day and year first above written.

WELLS FARGO VENTURES, LLC

COMMUNITY FIRST HOME MORTGAGE, INC.

By:	By:

Printed Name:	Printed Name:

Title:	Title:

SCHEDULE OF CAPITAL CONTRIBUTIONS

Name & Address	Amount of Capital Contribution	Units
Wells Fargo Ventures, LLC	$125,000	50
1 Home Campus, X2406-011
Des Moines, IA 50328-0001

Community First Home Mortgage, Inc.	$125,000	50
520 Main Avenue
Fargo, ND 58124-0001

SCHEDULE OF INITIAL AND SUCESSOR MANAGING OFFICERS

Exhibit 1

COMPUTER ACCESS AGREEMENT

This Computer Access Agreement (“Agreement”) is entered into effective November 1, 2001 (the “Effective Date”) by and between Community First Mortgage, LLC  (“Company”) and Wells Fargo Home Mortgage, Inc. (“WFHM”).

RECITALS

WHEREAS, WFHM is willing to offer and provide Company with access to its residential mortgage origination computer system in operation from time to time, including the programs necessary for its operation (the “System”) subject to the terms and limitations of this Agreement.

NOW, therefore, in consideration of the covenants contained herein, WFHM and Company agree as follows:

1.             WFHM Responsibilities. WFHM shall provide Company access to the System under the same terms and conditions which WFHM gives its loan production offices (“Retail Franchisees”) access.  The System will be available to Company during the same hours as it is available to Retail Franchisees in the Company’s market area.  In the event of any System outage, the Company’s access shall be restored on the same basis as the Retail Franchisees in the Company’s marketplace.  Access shall consist of allowing the Company to:

(a)                                  prequalify applicants;

(b)                                 register residential mortgage loan applications (“Applications”) under WFHM’s various loan programs in effect from time to time;

(c)                                  price protect interest rates on registered Applications according to WFHM’s price protection guidelines;

(d)           process registered Applications;

(e)                                  prepare documents required to close Applications which have been approved by WFHM’s underwriting department; and

(f)                                    approve funding of closed Applications for which WFHM has provided price protection.

2.             Ownership.  The System is proprietary to WFHM.  Company shall not sell, transfer, publish, disclose, display, or otherwise make access to the System or information regarding the System available to any third parties without the express written consent of WFHM other than disclosure or display through the normal course of the mortgage origination business.  Company agrees to secure and protect the System in a manner consistent with WFHM’s rights therein and to take appropriate action by instruction or agreement with its employees or consultants who are permitted access to the System to satisfy its obligations hereunder.  Upon termination of this Agreement, all information regarding the System, including all manuals, shall be returned to WFHM.  Violation of any provision of this section shall be basis for immediate termination of this Agreement.

3.                                       Fees And Taxes.

3.1           Fees.  For each Company office location provided with access to the System pursuant to this Agreement, the Company shall pay WFHM a fee of [Confidential Treatment Requested] per month.  The fee due under this Agreement shall be adjusted by the amount of any adjustment by WFHM applicable for Retail Franchisees for internal accounting purposes.  All fees due under this Agreement shall be paid on the last day of the month during which the fees accrue.  This monthly fee includes all costs of maintaining the System.

3.2           Taxes.  Where applicable, Company shall be responsible for payment of any applicable taxes, however designated, exclusive of taxes based on the net income.

4.             Term.  Except as otherwise provided herein, this Agreement shall commence on the Effective Date and remain in effect until the agreement which established Company (“Joint Company Agreement”) is terminated including any period necessary to wind down the affairs of the Company.

5.             Confidentiality. WFHM acknowledges that during the term of this Agreement, WFHM will be required to access certain information relating to the Company’s customers prior to purchase of the customers’ closed loans (“Information”). WFHM recognizes that such Information is of a confidential and proprietary nature to the Company until 30 days after WFHM purchases the closed loans except WFHM may use the Information with respect to its own business in regard to the Loans.  Both parties agree to:  (1) use at least the  same degree of care to maintain the confidentiality of the Information as it uses in maintaining the confidentiality of its own confidential and proprietary information; (2) use the Information only for the origination of residential mortgage loans through the Company; and (3) upon termination of this Agreement, immediately cease using the Information, erase the Information from storage in each computer system in which it has been installed except where retention is required for regulatory purposes, maintain in confidence all knowledge of the Information gained pursuant to the contract and, either return or destroy all physical embodiments of the Information.

6.             Liability.  Each party shall be liable to the other party for any loss or damage proximately caused by the gross negligence or willful misconduct of its officers, employees or agents.  WFHM shall be granted the same level of discretion in operating the System as it exercises in regard to providing similar services to its Retail Franchisees.

7.             Inspection.  All documents and records produced by or stored on the System under this Agreement shall be made available from time to time to and at the reasonable request of (i) regulatory authorities having jurisdiction over either of the parties, (ii) officers, employees and agents of either party and (iii) WFHM & Company’s auditors.

8.             Notices.  All notices and other communications in connection with this Agreement to a party hereto shall be in writing and shall be deemed to have been duly given when delivered by hand or when deposited in the United States mail with first class postage prepaid or when delivered to any nationally recognized overnight courier with delivery charges paid to such party at its address set forth below, or to such other person or address as such other party may specify by similar notice to the other party hereto:

If to WFHM:	If to Company (Both Companies):
Wells Fargo Home Mortgage, Inc.	Wells Fargo Home Mortgage, Inc.	Community First Home Mortgage, Inc.
1 Home Campus, X2401-06T	1 Home Campus, X2401-06T	520 Main Avenue
Des Moines, IA 50328-0001	Des Moines, IA 50328-0001	Fargo, ND 58124-0001
Attn: General Counsel	Attn: General Counsel	Attn:

9.                                       General

9.1           Applicable Law.  This Agreement and performance hereunder shall be governed by the laws of the State of Delaware.

9.2           Amendment, Modification, or Waiver.  No amendment, modification, or waiver of any condition, provision, or term of this Agreement shall be valid or of any effect unless made in writing, signed by the party or parties to be bound or its duly authorized representative and specifying with particularity the extent and nature of such amendment, modification, or waiver.  No waiver of any term of condition set forth in this Agreement shall constitute a waiver of any other term or condition; nor shall it affect or impair any right arising from any subsequent default.

9.3           Assignment and Delegation.  No rights or interest in this Agreement may be assigned.  Nor, unless otherwise provided in this Agreement, may any obligations be delegated without the prior written consent of the other party, such consent not to be unreasonably withheld.

9.4           Severability.  Any invalidity, in whole or in part, of any provision of this Agreement, shall not affect the validity of any other provision of this Agreement.

9.5           Paragraph Heading.  Paragraph headings are provided for convenience of reference and do not constitute a part of this Agreement.

9.6           Force Majeure.  The parties shall be excused for delays in performing and failures to perform the obligations of this Agreement to the extent that any such delay or failure results from any cause beyond their reasonable control, including, solely by way of example and without limitation, delays caused by the other party, acts of God, strikes, and other labor disputes, civil disorder, catastrophes of nature, fire, explosion, natural or man–made floods or any severe weather, war, failure of a communications or computer system, nuclear attack, embargoes, actions or inactions of governmental authorities.  Each party agrees to make reasonable efforts to prevent such occurrences from affecting the performance of this Agreement.

9.7           The parties agree to submit to binding arbitration any and all claims, disputes and controversies between or among them which cannot be resolved without arbitration, whether in tort, contract or otherwise (and their respective employees, officers, directors, attorneys, and other agents) arising out of or relating in any way to this Agreement, and its negotiation, execution, administration, modification, extension, substitution, formation, inducement, enforcement, default or termination.  Arbitration under this Agreement shall be governed by the provisions regarding arbitration set forth in the Agreement of Limited Liability Company of Community First Mortgage, LLC as amended from time to time.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and do each hereby warrant and represent that their respective signatory, whose signature appears below, has been and is on the date of this Agreement duly authorized by all necessary and appropriate corporate action to execute this Agreement.

AGREED TO AND ACCEPTED BY:                                                            AGREED TO AND ACCEPTED BY:

WELLS FARGO HOME MORTGAGE, INC.	COMMUNITY FIRST MORTGAGE, LLC
(WFHM)	(Company)

By:	By:
Printed Name:	Printed Name:

Its:	Its:

Exhibit 2

SERVICE AGREEMENT

This Service Agreement (“Agreement”) entered into effective November 1, 2001 (the “Effective Date”) by and between Community First Mortgage, LLC (“Venture”) and Wells Fargo Home Mortgage, Inc. (“WFHM “).

RECITALS

WHEREAS, WFHM is willing to offer and provide certain support services to Venture; and

WHEREAS, Venture desires to retain WFHM to provide certain support services.

NOW, therefore, WFHM and Venture agree as follows:

1.  RESPONSIBILITIES.

1.1      Scope of Services. WFHM shall perform the services for Venture as set forth in this Agreement and any amendments or addenda that may from time to time be made a part of this Agreement (the “Services”), by mutual agreement.

1.2      Performance of Services. WFHM shall perform the Services for Venture under this Agreement in accordance with reasonable commercial standards; generally accepted accounting principles (GAAP) except as otherwise contemplated by the Joint Venture Agreement which established Venture (“Joint Venture Agreement”); in conformity with regulations or laws governing their activities; and in accordance with Standard Operating Procedures established from time to time pursuant to Section 1.3 below.

1.3      Standard Operating Procedures. WFHM has established (or may from time to time establish) internal policies, rules and procedures (“Standard Operating Procedures”), which will govern how the Services are provided and which do not directly and materially affect the daily operation of the Venture as determined by the Operating Committee.  Any change in Standard Operating Procedures which directly and materially affects the daily operation of the Venture is subject to approval by the Operating Committee.  For example, the elimination of regional underwriting could directly and materially affect the daily operation of the Venture.  If the Operating Committee decides not to adopt such a change, the Venture shall bear the added incremental cost of providing the Services without the change.  Any other changes by WFHM in the Standard Operating Procedures are not subject to review by the Venture.

1.4      Designate Contact Person.  Each party shall designate a person or persons to respond to other party’s inquiries regarding activities related to the Services.

1.5      Confidentiality.  The parties acknowledge that during the term of this Agreement, the parties will be required to access certain information relating to the other party’s customers (“Information”).  The parties recognize that such Information is of a confidential and proprietary nature to the other party.  Both parties agree to: (1) use at least the same degree of care to maintain the confidentiality of the Information as it uses in maintaining the confidentiality of its own confidential and proprietary information; (2) use the Information only for the purpose of performing the Services agreed to in this Agreement; and (3) upon termination of this Agreement, immediately cease using the Information, erase same from storage in each computer system in which same has been installed except where retention is required for regulatory purposes, maintain in confidence all knowledge of same gained pursuant to the contract and, either return or destroy all physical embodiments of such Information.

1.6      Compliance with State and Federal Laws.  Both parties shall take reasonable steps to ensure that the Services performed under this Agreement are performed in compliance with applicable Federal and State laws.  Such steps may include, by way of example and not by way of limitation, ensuring that its employees are properly licensed to perform any Services that require such licensing.

2.  SERVICES.

2.1      Legal. WFHM will provide legal services required by Venture including litigation management, regulatory compliance and general corporate legal advice. The Venture shall be responsible for the expense of outside counsel and adverse judgments.

2.2      Accounting. WFHM will provide all accounting services required by Venture consistent with the Joint Venture Agreement including preparation of complete and accurate books of accounts and records, tax return preparation, regulatory reporting and preparation of income statements, balance sheets and commission reports.  In providing the accounting services required by this paragraph, WFHM may contract with a certified public accountant acceptable to the Venture for the performance of services.  The expense of the certified public accountant for performing any of WFHM’s responsibilities under this Agreement shall be paid by WFHM except that the Venture shall be responsible for the cost of preparing annual audited financial statements.

The books shall be prepared in accordance with generally accepted accounting principles (except as otherwise contemplated in the Joint Venture Agreement), consistently applied, utilizing the accrual method of accounting.  The accrual method of accounting shall also be used by the Venture for income tax purposes.  The Venture’s books and records shall at all times be maintained at the principal business office of WFHM, or the Accountants, or such other place agreed upon by the Venturers, and shall be available for inspection by each of the Venturers or their duly authorized representatives during reasonable business hours. WFHM shall use its reasonable best efforts to preserve the books and records for the same period of time that WFHM preserves its own records, and each Venturer shall have the right to copy any and all such books and records at its own expense prior to the destruction thereof. WFHM shall not be liable for the destruction of the books and records resulting from any cause beyond its reasonable control, including, solely by way of example and without limitation, delays caused by the other party, acts of God, strikes, and other labor disputes, civil disorder, catastrophes of nature, fire, explosion, natural or man–made floods or any severe weather, war, failure of a communications or computer system, nuclear attack, embargoes, actions or inactions of governmental authorities.

Within ninety (90) days after the end of each fiscal year, WFHM shall cause to be prepared and furnished to the Venturers at the expense of the Venture, a balance sheet of the Venture (dated as of the end of the fiscal year then ended), a related statement of earnings for the Venture for the same year, a statement of cash flows for the Venture for such year, related footnotes to the financial statements and all other financial information reasonably requested by either Venturer.  Such financial information shall reflect the beginning balance in each Venturer’s Capital Account as of the first day of such year, increases due to

Capital Contributions or allocations of Profits, decreases due to allocations of Losses or distributions of profit made to each Venturer during the year, and the ending balance in each Venturer’s Capital Account as of the last day of such year. WFHM shall also on a monthly basis distribute to the Venturers (i) profit and loss statement showing revenue and expenses of the Venture for the previous calendar month, (ii) report showing the number and loan amount of loan applications and loans closed during the previous calendar month, (iii) a balance sheet for the Venture, and (iv) any other information with respect to the operations of the Venture for the previous calendar month which either Venturer may reasonably request.

2.3      Human Resources. WFHM or a third party vendor will provide employee relations services required by the employees of the Venture including representation at administrative hearings, assistance in handling personnel matters, and administration of the benefits program and payroll for employees of the Venture.  The Venture shall be responsible for the expense of the third party vendor’s services in providing the benefits program and payroll for employees of the Venture and any third party representation at any administration hearings.

2.4      Data Processing and Management Information. WFHM will provide data processing and management information services as agreed between Venture and WFHM.  Such services shall consist of those data processing services currently provided by WFHM to its 100% owned loan production offices (“Retail Offices”), and such additions and modifications as are  provided by WFHM.

2.5      Assignment Processing. WFHM will safeguard Venture’s loan files until such time as the loans are purchased by WFHM or other investors and will properly assign and endorse mortgages and notes as directed by Venture.

2.6      Post Closing. WFHM will provide all post closing services on Venture’s files purchased by WFHM or other investors as directed by Venture including loan file review, pooling and delivery.

2.7      Underwriting. WFHM will underwrite loans that Venture elects to sell to WFHM. For loans approved by an automated underwriting system without review by an underwriter, there will be no separate charge to the Venture.  For loans which must be reviewed by an underwriter, there shall be a charge to the Venture of [Confidential Treatment Requested] per file (“Underwriting Fee”).  In the event WFHM adjusts the amount of or how the Underwriting Fee is calculated for its Retail Offices, the Underwriting Fee amount or calculation for the Venture shall be similarly adjusted.

2.8      Facilities Management.  To the extent requested by the Operating Committee, WFHM will provide facilities management services for the office locations used by the Venture including supplying office equipment, and arranging long distance service.

2.9      Quality Control. WFHM will provide quality control services for loans that Venture elects to sell to WFHM as part of its normal quality control review.  Any additional quality control services required in order for the Venture to maintain its approval as a HUD Loan Correspondent shall be separately provided and billed.

2.10      Management Consulting. WFHM will provide the part time consulting services of its in market Regional and/or Divisional Manager and Regional Operations Specialist.

2.11  Risk Management. WFHM will establish a risk management program for the Venture with terms, conditions, limits and deductibles as WFHM and the Venture determine to be appropriate from time to time. WFHM shall provide the Venture with a schedule of coverage for the risk management program in effect from time to time.  The Venture shall pay the premiums and deductibles, if any, on any insurance policies obtained by WFHM for the Venture as part of the risk management program.

2.12.  Promotions, Public Relations and Advertising. WFHM shall make available to the Venture all promotional materials, promotions and public relations services which are provided to Retail Offices.  The Venture shall pay any incremental cost of modifying or using the material in excess to the base cost charged to Retail Offices.  Programs involving WFHM trademarks may only be used if the Venture executes a written agreement with WFHM governing use of the trademarks.  The Venture shall be responsible for the cost of any employee of the Venture who qualifies to attend the WFHM sales conference, the WFHM service conference or any similar promotional event held by WFHM.

2.13.  Compliance with Credit Agreements. WFHM shall take all steps within its responsibilities under this Agreement which are necessary to ensure that the Venture complies with all terms of any credit or financing agreements to which it is a party.

2.14.  Loan Processing. WFHM shall process all mortgage loan applications taken by Venture in accordance with the standards set forth in Paragraph 2.15 below and shall comply with the covenants set forth in Paragraph 2.16 below.

2.15  Service Standards. WFHM shall conduct mortgage loan processing activities in accordance with the Standard Operating Procedures in a manner that is no less favorable to Venture customers than those applied by WFHM to customers of WFHM’s Retail Offices. WFHM shall meet the following service standards:

                                           (a)  Establishing non-discriminatory practices consistent with federal, state and local equal opportunity and fair lending laws and regulations pertaining to such practices;

                                           (b)  Periodically assessing and measuring customer satisfaction with the Venture through the use of customer satisfaction surveys and reporting the results to the Operating Committee;

                                           (c)  Applying the same standards and efforts WFHM applies with respect to its own customers.

2.16  Covenants.  In conducting mortgage loan processing activities for Venture, WFHM shall:

(a)  comply in all material respects with all laws, statutes, regulations, orders and/or ordinances, whether federal, state or local or of any governmental agency, applicable to the activities contemplated, the Service Agreement, the Partnership Agreement and any agreements referred to herein or therein, including but not limited to, assuring that all credit practices and all preprinted forms and/or computer generated forms used by the Venture will be in compliance in all material respects with such laws, statutes, regulations, orders and/or ordinances;

(b)  periodically perform the normal and customary audits which WFHM performs for WFHM’s Retail Offices, the results of which shall be reported to the Operating Committee.

2.17  Processing Fee.  The Venture shall pay WFHM a processing fee for each mortgage loan processed by WFHM equal to the processing fee paid by WFHM’s Retail Offices which use the same processing center (the “Processing Fee”).  In the event the Processing Fee for WFHM’s Retail Offices is adjusted, the Processing Fee for the Venture shall be similarly adjusted.  There shall be added to the Processing Fee any applicable taxes payable by WFHM for providing the processing services, however designated, exclusive of taxes based on net income, required by law to be added to the Processing Fee.  Except as otherwise expressly provided herein or agreed in writing by the Venture, WFHM shall be responsible for all fees, costs, and expenses associated or in connection with the processing of the mortgage loans.  All Processing Fees shall be payable in arrears within 15 days following the end of the calendar month during which such Processing Fees accrue.

3.  TERM.

This Agreement shall commence on the Effective Date and remain in effect until the Joint Venture Agreement is terminated subject to such period as required to wind down the affairs of the Venture.

4.  RELATIONSHIP OF THE PARTIES.

4.1  Agency.  Venture does hereby designate WFHM as its agent solely for the purpose of performing the Services.

4.2  Officer of Party.

4.2.1  Designating Officers.  Either party may, with the consent of the other, from time to time designate certain employees or officers of the other party as officers of the designating party with such authority and to perform such duties as set forth in this Agreement or as the designating party shall from time to time designate in writing.

4.2.2  Performance Of Duties As Officer.  When an employee or officer of the other party is performing duties as an officer of the designating party, such employee or officer shall be responsible and accountable directly to the designating party.

5.  FEES AND TAXES.

5.1  Management Fees.  Venture agrees to pay WFHM for its services rendered pursuant to this Agreement a Management Fee pursuant to the same formula used for WFHM’s Retail Offices, except as otherwise agreed in writing between WFHM and the Venture.  In the event WFHM adjusts the Management Fee formula for its Retail Offices, the Management Fee formula for the Venture shall be similarly adjusted, subject to any separate written agreements between WFHM and the Venture.

5.2  Taxes.  Where applicable, there shall be added to the Management Fee amounts equal to any applicable taxes, however designated, exclusive of taxes based on the net income of the Venture.

5.3  Payment.  All Management Fees shall be paid on the last day of the month during which the fees accrue.

5.4  Annual Fee.  The Venture shall pay an annual joint venture administration fee in addition to its Management Fee.  During the first year of operation, the joint venture administration fee shall be [Confidential Treatment Requested].  Subsequent to the first year, WFHM may not increase the amount of the joint venture administration fee by more than [Confidential Treatment Requested].

6.  LIABILITY.

Each party shall be liable to the other party for any loss or damage proximately caused by the gross negligence or willful misconduct of its officers, employees or agents. WFHM shall be granted the same level of discretion in providing the Services to the Venture as it exercises in regard to its Retail Offices.

7.  INSPECTION.

The documents and records relating to Services performed under this Agreement shall be made available from time to time to and at the reasonable request of (i) regulatory authorities having jurisdiction over either of the parties and (ii) officers, employees and agents of either party and (iii) WFHM & Company’s Auditors.

8.  NOTICES.

All notices and other communications in connection with this Agreement to a party hereto shall be in writing and shall be deemed to have been duly given when delivered by hand or when deposited in the United States mail with first class postage prepaid or when delivered to any nationally recognized overnight courier with delivery charges paid to such party at its address set forth below, or to such other person or address as such other party may specify by similar notice to the other party hereto:

If to WFHM:

Wells Fargo Home Mortgage, Inc.

1 Home Campus, X2401-06T

Des Moines, IA 50328-0001

Attn:  General Counsel

If to Venture: (Both Venturers)

Wells Fargo Home Mortgage, Inc.,                           Community First Home Mortgage, Inc.

1 Home Campus, X2401-06T                                      520 Main Avenue

Des Moines, IA 50328-0001                                       Fargo, ND 58124-0001

Attn:  General Counsel                                                Attn: ______________

9.   GENERAL.

9.1  Applicable Law.  This Agreement and performance hereunder shall be governed by the laws of the State of Delaware.

9.2  Amendment, Modification, or Waiver.  No amendment, modification, or waiver of any condition, provision, or term of this Agreement shall be valid or of any effect unless made in writing, signed by the party or parties to be bound or its duly authorized representative and specifying with particularity the extent and nature of such amendment, modification, or waiver.  No waiver of any term or condition set forth in this Agreement shall constitute a waiver of any other term or condition; nor shall it affect or impair any right arising from any subsequent default.

9.3  Assignment and Delegation.  No rights or interest in this Agreement may be assigned.  Nor, unless otherwise provided in this Agreement, may any obligations be delegated without the prior written consent of the other party, such consent not to be unreasonably withheld.

9.4  Severability.  Any invalidity, in whole or in part, of any provision of this Agreement, shall not affect the validity of any other provision of this Agreement.

9.5  Paragraph Heading.  Paragraph headings are provided for convenience of reference and do not constitute a part of this Agreement.

9.6  Force Majeure.  The parties shall be excused for delays in performing and failures to perform their obligations under this Agreement to the extent that any such delay or failure results from any cause beyond their reasonable control, including, solely by way of example and without limitation, delays caused by the other party, acts of God, strikes, and other labor disputes, civil disorder, catastrophes of nature, fire, explosion, natural or man–made floods or any severe weather, war, failure of a communications or computer system, nuclear attack, embargoes, actions or inactions of governmental authorities.  Each party agrees to make reasonable efforts to prevent such occurrences from affecting the performance of this Agreement.

9.7  Arbitration.  The parties agree to submit to binding arbitration any and all claims, disputes and controversies between or among them which cannot be resolved without arbitration, whether in tort, contract or otherwise (and their respective employees, officers, directors, attorneys, and other agents) arising out of or relating in any way to this Agreement, and its negotiation, execution, administration, modification, extension, substitution, formation, inducement, enforcement, default or termination.  Arbitration under this Agreement shall be governed by the provisions regarding arbitration set forth in the Agreement of Limited Liability Company of Community First Mortgage, LLC as amended from time to time.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and do each hereby warrant and represent that their respective signatory, whose signature appears below, has been and is on the date of this Agreement duly authorized by all necessary and appropriate corporate action to execute this Agreement.

AGREED TO AND ACCEPTED BY                                  AGREED TO AND ACCEPTED BY

WELLS FARGO HOME MORTGAGE, INC.

COMMUNITY FIRST MORTGAGE, LLC

(WFHM)	(Venture)

By:	By:
Printed Name:	Printed Name:

Its:	Its:

Exhibit 3

LOAN PURCHASE AGREEMENT

THIS AGREEMENT, entered into effective November 1, 2001 between Wells Fargo Home Mortgage, Inc. (hereinafter called “WFHM”) and Community First Mortgage, LLC (hereinafter called the “Venture”).

1.   Procedures

a)  The Venture will be provided with the same price blast that WFHM’s wholly owned retail branches (“Retail Offices”) receive, containing information with respect to the types and prices of mortgage loans WFHM will commit to buy and the Venture may register a loan for delivery to WFHM by following WFHM’s procedures as set forth below.  Any loan type information provided to the Venture shall be subject to change at any time prior to registration by the Venture.  Notwithstanding anything herein to the contrary, WFHM shall be under no obligation or commitment to approve or buy any Mortgage Loan which does not meet its underwriting criteria.

b)  Interest rates and prices currently offered by WFHM will be made available to the Venture by distribution of the price blast on a daily basis.  Interest rate and prices are subject to change at any time prior to “lock-in” (“lock-in” means to obtain a guaranteed rate and price for a specified period of time).  The Venture may “lock-in” a previously registered loan for an agreed length of time (the “lock-in period”) by following the procedure set forth in the WFHM procedures and guidelines for its Retail Offices as amended from time to time by WFHM (“Guidelines”).  The terms of the Guidelines are incorporated herein by reference.

c)  If a lock-in expires, the Venture may relock at a renegotiated price and rate as set forth in the Guidelines.

d)  WFHM may, in its sole discretion, reduce or waive any of the fees provided for herein under extraordinary circumstances.

e)  WFHM shall purchase loans at par and the Venture shall receive an interest income credit for the per diem interest which accrues between the date of loan closing and purchase by WFHM.

f)  WFHM will pay the Venture the same service release premiums for delivered loans as WFHM pays its Retail Offices as adjusted from time to time.

2.   General

a)  All loan applications submitted to WFHM will be prepared in accordance with the Guidelines and the Venture will use its best efforts to insure that any loan application registered with WFHM will be sold to WFHM as provided below.

b)  The Venture shall obtain all data necessary to insure the proper and accurate completion of the loan application including signed authorizations for written verification of employment, income, assets and other material information requiring verification.  Appraisals, credit reports and mortgage insurance must be done by WFHM approved vendors.

c)  The Venture shall control closing and funding of each approved loan. WFHM will be paid at funding its required fees and discount as agreed when Venture locked in the loan with WFHM.  Any sums collected in excess of WFHM’s required fees and discount shall be retained by the Venture as income.  The Venture shall not be required to broker loans to WFHM which have not been “locked-in” with WFHM.

d)  WFHM portfolio products which are not deemed high risk products by WFHM may be made available to the Venture, but at different pricing from WFHM’s Retail Offices. WFHM portfolio products which are deemed high risk products by WFHM may be made available to the Venture if WFHM’s partner in the Venture agrees to share equally in any losses incurred by WFHM from high risk products originated by the Venture.

3.   Representations and Indemnities

a)  The Venture, WFHM and their respective officers, agents, employees and representatives will comply with all federal, state and local laws with regard to this Agreement and the duties and obligations imposed and the conduct and activities permitted, authorized or contemplated hereby and use their best efforts to obtain and retain all approvals and licenses required by the Venture, or WFHM by this Agreement.

b)      The Venture will indemnify and hold WFHM, and its affiliates, their officers, agents, representatives and employees harmless from any and all costs, claims, charges, actions, causes of action, losses or liability, including attorney’s fees, arising either directly or indirectly by reason of a breach of the terms of this Agreement by the Venture, its officers, agents, employees or representatives or in any way as a result of an inaccurate or incomplete loan application or other documentation prepared by or at the direction of the Venture and submitted to WFHM.  The provisions of this paragraph shall remain effective and inure to the benefit of WFHM, and its affiliates, their officers, agents, employees, affiliates or representatives notwithstanding the expiration, cancellation, termination or completion of this Agreement.

c)  WFHM will indemnify and hold the Venture, its officers, agents, employees and representatives harmless from any and all costs, claims, charges, actions, causes of action, losses or liability including attorneys fees, arising either directly or indirectly by reason of a breach of the terms of this Agreement by WFHM, its affiliates, officers, agents, employees or representatives.  The provisions of this paragraph shall remain effective and inure to the benefit of the Venture, its officers, agents, employees or representatives notwithstanding the expiration, cancellation, termination or completion of this Agreement.

d)  The Venture agrees that it will not participate in or receive any form of compensation from any other lender (including itself) closing a loan that has been “locked-in” with WFHM unless the loan was denied by WFHM or WFHM approved the sale to the other lender.

4.   Transfer and Termination

a)  No sale, transfer or assignment of this Agreement or of any interest herein shall be valid without the prior written consent of WFHM.

b)  This agreement will automatically terminate upon termination or expiration of any approval or license of the Venture or WFHM required by law to perform the services required of the Venture or WFHM by this Agreement.  Any such termination shall not affect applications, if any, which have been registered with WFHM prior to termination except to the extent required by termination or expiration of the approval or license.

c)  This Agreement shall be terminated upon termination of the Joint Venture Agreement.  Any such termination will not affect applications, if any, that have been locked-in with WFHM prior to termination.

5.   Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

6.   Arbitration

The parties agree to submit to binding arbitration any and all claims, disputes and controversies between or among them which cannot be resolved without arbitration, whether in tort, contract or otherwise (and their respective employees, officers, directors, attorneys, and other agents) arising out of or relating in any way to this Agreement, and its negotiation, execution, administration, modification, extension, substitution, formation, inducement, enforcement, default or termination.  Arbitration under this Agreement shall be governed by the provisions regarding arbitration set forth in the Agreement of Limited Liability Company of Community First Mortgage, LLC, as amended from time to time.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

WELLS FARGO HOME MORTGAGE, INC.	COMMUNITY FIRST MORTGAGE, LLC
(WFHM)	(Venture)

By:	By:
Printed Name:	Printed Name:

Its:	Its:

Exhibit 4

CREDIT AGREEMENT

THIS AGREEMENT, entered into effective November 1, 2001 by and between Community First Mortgage, LLC (the “Borrower”), and Wells Fargo Home Mortgage, Inc., a California Corporation (“WFHM”), provides as follows:

ARTICLE I

Definitions

Section 1.1  Definitions.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

“Advance” means an advance by WFHM to the Borrower pursuant to Article II.

“Agreement” means this Credit Agreement, as the same may from time to time be supplemented or amended.

“Business Day” means a day on which banks are generally open for business in the State of Delaware.

“Collateral” has the meaning given to that term in the Pledge and Security Agreement.

“Collateral Account” means the account of the Borrower with Wells Fargo Bank Minnesota, N.A.

“Collateral Account Agreement” means that certain Collateral Account Agreement of even date herewith pursuant to which the Borrower and WFHM establish the Collateral Account with Wells Fargo Bank Minnesota, N.A. attached hereto as Exhibit A.

“Commitment” means WFHM’s commitment to make advances under Article II.

“Commitment Amount” means [Confidential Treatment Requested] unless said amount is reduced pursuant to Section 2.5, in which event it means the amount to which said amount is reduced.

“Commitment Termination Date” means the date of termination in whole of the Commitment pursuant to Section 2.5 or 5.2.

“Default” means an event that, with the giving of notice, the passage of time or both, would constitute an Event of Default.

“Eligible Mortgage Loan” has the meaning specified in Section 2.10.

“Event of Default” has the meaning specified in Section 5.1.

“FHA” means the Federal Housing Administration and any successor thereto.

“GAAP” means generally accepted accounting principles.

“GNMA” means the Government National Mortgage Association and any successor thereto.

“Interest Rate” means the interest rate specified in the Mortgage Note.

“Investor” means Wells Fargo Home Mortgage, Inc. and any other investor approved in writing from time to time by WFHM.  Approval of any investor can be withdrawn at any time by WFHM with 10 days written notice.

“Loan Documents” means this Agreement, the Note, the Pledge and Security Agreement and all other agreements, instruments, certificates and other documents executed and delivered pursuant to or in connection therewith, as the same may from time to time be supplemented or amended.

“Mortgage” means a mortgage or deed of trust on real property which has been improved by a completed single family (one to four family units) dwelling unit (i.e., a detached house, townhouse or condominium).

“Mortgage Loan” means a Mortgage Note and the related Mortgage.

“Mortgage Note” means a promissory note which has a term not exceeding 30 years evidencing a loan or advance which is secured by a Mortgage.

“Note” has the meaning specified in Section 2.2.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Pledge and Security Agreement” means the pledge and security agreement of the Borrower in the form of Exhibit B.

“System” means WFHM residential mortgage loan origination computer system used by Borrower.

“VA” means the Department of Veterans Affairs and any successor thereto.

ARTICLE II

Amount and Terms of the Loans

Section 2.1  Revolving Advances. WFHM agrees, upon the terms and subject to the conditions hereinafter set forth, to make Advances to the Borrower from time to time during the period from the date hereof to and including the Commitment Termination Date in an aggregate outstanding amount not to exceed at any time outstanding the Commitment Amount.  Within the limits of the Commitment Amount, the Borrower may borrow, prepay pursuant to Section 2.6 and reborrow under this Section 2.1.

Section 2.2  The Note.  The Advances made by WFHM shall be evidenced by and repayable with interest in accordance with a single demand note of the Borrower (the “Note”) payable to the order of WFHM, substantially in the form of Exhibit C hereto, dated the date hereof.  The Note shall bear interest on the unpaid principal amount thereof from the date thereof until paid as set forth in Section 2.4.

Section 2.3  Making the Revolving Advances.  In order to obtain an Advance, Borrower shall electronically provide WFHM through the System with the following:

(a)              verified personal and credit information regarding the borrower(s);

(b)              loan registration information;

(c)              property and appraisal information;

(d)              underwriting approval information; and

(e)              a request for funding.

Upon fulfillment of the applicable conditions set forth in Article III hereof, WFHM shall disburse the amount of the requested Advance by crediting the same to the Collateral Account or in such other manner as WFHM and the Borrower may from time to time agree.  The Borrower shall be obligated to repay all Advances made based on Borrower’s submission of the above–referenced information.  Any request for an Advance, whether written or telephonic, shall be deemed to be a representation that the statements set forth in Section 3.2 are correct to the best of Borrower’s knowledge.

Section 2.4  Interest.  The Borrower shall pay interest on the unpaid principal balance of the Advances from time to time outstanding at the Interest Rate.  Interest accruing on the unpaid principal balance of the Advances during a month shall be payable on the fifteenth day of the month following the date of the Advance.

Section 2.5  Termination or Reduction of the Commitment. WFHM shall have the right at any time upon written notice to the Borrower to permanently terminate the Commitment for new registrations upon ten days written notice and demand payment in full of the outstanding principal balance of the Note and all accrued and unpaid interest thereon, for any reason or for no reason whatsoever, whether or not a Default or Event of Default has occurred.  Nothing contained in this Section 2.5 shall preclude or limit WFHM from terminating the Commitment and demanding payment of the Note upon the occurrence of an Event of Default as provided in Article V.

Section 2.6  Voluntary and Mandatory Prepayments.

(a)              The Borrower may prepay the principal balance of the Note then outstanding in whole or in part, without penalty or premium, at any time and from time to time; provided that any prepayment of the full amount of the Note shall include accrued interest thereon.

(b)              If the outstanding Advances shall on any date exceed the Commitment Amount, the Borrower shall immediately make a principal prepayment of the Note in an amount equal to the amount of such excess.

(c)              Any outstanding Advance must be repaid on the date the sale proceeds for the related Mortgage Loan are received from the Investor.

Section 2.7  Computation of Interest and Fees.  Interest under the Note and the fees hereunder shall be computed on the basis of actual number of days elapsed in a year of 360 days.

Section 2.8  Payment.  All payment of principal and interest under the Note and of the fees hereunder shall be made to WFHM in immediately available funds.  The Borrower agrees that the amount shown on the books and records of WFHM as being the aggregate amount of Advances outstanding shall be prima facie evidence of the principal amount of the Note then outstanding.  Borrower agrees that the Investor will transmit the sale proceeds for each Eligible Mortgage Loan directly to WFHM.

Section 2.9  Payment on Nonbusiness Days.  Whenever any payment to be made hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in each case be included in the computation of payment of interest on the Note or the fees hereunder, as the case may be.

Section 2.10  Use of Proceeds.  The proceeds of each Advance shall be used by the Borrower only to make, originate or acquire Mortgage Loans which have been registered for sale to any Investor (“Eligible Mortgage Loans”).

ARTICLE III

Conditions of Lending

Section 3.1  Initial Conditions Precedent.  The obligation of WFHM to make any Advance is subject to the condition precedent that WFHM shall have received on or before the day of the first Advance all of the following, each dated (unless otherwise indicated) as of the date hereof, in form and substance satisfactory to WFHM:

(a)                                          The Note, properly executed on behalf of the Borrower.

(b)                                         The Pledge and Security Agreement, properly executed on behalf of the Borrower.

(c)                                          The Collateral Account Agreement, properly executed on behalf of the Borrower.

(d)                                         A Certificate of a member of the Borrower, certifying as to (i) the resolutions of the Operating Committee of the Borrower authorizing the execution, delivery and performance of the Loan Documents, (ii) true and correct copies of the Borrower’s limited liability company or partnership agreement, and (iii) the signatures of the officers of the Borrowers authorized to execute and deliver such documents and other documents or certificates to be delivered pursuant to this Agreement on behalf of the Borrower, including requests for Advances. WFHM may conclusively rely on any such certificate until it shall receive a further certificate of the Secretary or member of the Borrower canceling or amending the prior certificate and submitting the signature of the officers named in such further certificate.

Section 3.2  Conditions Precedent to All Advances.  The obligation of WFHM to make any advance (including the initial Advance) shall be the subject to the further conditions precedent that on the date of such Advance:

(a)                                          the representations and warranties contained in Article IV hereof are correct on and as of the date of such Advance as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date;

(b)                                         no event has occurred and is continuing, or would result from such Advance, which constitutes a Default or an Event of Default; and

(c)                                          the aggregate outstanding Advances after such Advance is made would not exceed the Commitment Amount as of the date of such Advance.

ARTICLE IV

Representations and Warranties

The Borrower represents and warrants to WFHM as follows:

Section 4.1  Existence and Power.  The Borrower is a limited liability company validly organized, existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. The Borrower has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents.

Section 4.2  Authorization of Borrowing; No Conflict as to Law or Agreements.  The execution, delivery and performance by the Borrower of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary company action and do and will not (i) require any consent or approval of the Borrower’s members or any authorization, consent or approval by any governmental authority or regulatory body, (ii) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower, (iii) result in a breach of or constitute a default under any contract binding on or affecting the Borrower, or (iv) result in, or require, the creation, lien, security interest or other charge or encumbrance of any nature (other than the Pledge and Security Agreement) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

Section 4.3  Legal Agreements.  This Agreement constitutes, and the other Loan Documents, when executed and delivered by the Borrower hereunder, will constitute, the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except to the extent that enforcement thereof may be limited by any applicable bankruptcy, insolvency or similar laws now or hereafter in effect affecting creditor’s rights generally (other than fraudulent conveyance laws and preference laws) and by general principles of equity.

Section 4.4  Financial Condition.  The Borrower has heretofore furnished to WFHM its current financial statements. Those financial statements fairly present the financial condition of the Borrower on the dates thereof and the results of its operations for the periods then ended, and were prepared in accordance with GAAP except as otherwise contemplated by Borrower’s operating agreement.

Section 4.5  Adverse Change.  There has been no material adverse change in the business, properties or condition (financial or otherwise) of the Borrower since the date of the latest financial statement referred to in Section 4.4.

Section 4.6  Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the properties of the Borrower before any court, governmental agency or regulatory body or arbitrator, which may materially adversely affect the financial condition or operations of the Borrower.

Section 4.7  Licenses and Permits.  The Borrower has all federal, state and local licenses and permits required to be maintained in connection with the operation of its businesses, and all such licenses and permits are valid and fully effective. The Borrower is fully approved to originate FHA, VA and conventional  Mortgage Loans.

ARTICLE V

Events of Default, Rights and Remedies

Section 5.1  Events of Default.  “Event of Default”, wherever used herein, means any one of the following events:

(a)                                          Default in the payment of any principal or interest on the Note when it becomes due and payable.

(b)                                         Default in the payment of any fees required under this Agreement, when the same become due and payable.

(c)                                          Default in the performance, or breach, of the covenant of the Borrower contained in Section 2.6(b) or (c).

(d)                                         Default in the performance, or breach, of any material covenant or agreement of the Borrower in this Agreement or in any other Loan Document (other than a covenant or agreement a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and the continuance of such default or breach for a period of 30 days after WFHM has given notice to the Borrower specifying such default or breach and requiring it to be remedied.

(e)                                          Any representation or warranty made by the Borrower in any Loan Document or by the Borrower (or any of its officers) in any certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with any Loan Document, shall prove to have been incorrect in any material respect when made.

(f)                                            A default under any bond, debenture, note or other evidence of Debt of the Borrower (other than to WFHM) or under any indenture or other instrument under which any such evidence of debt has been issued or by which it is governed and the acceleration of payment of such Debt.

(g)                                         Default in the payment of any amount owed by the Borrower to WFHM other than hereunder or under the Note.

(h)                                         The Borrower shall be insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Borrower shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower and such appointment shall continue undischarged for a period of 30 days; or the Borrower shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower and such judgment, writ, or similar process shall not be released, vacated or fully bonded within 30 days after its issue or levy.

(i)             A petition shall be filed by or against the Borrower under the United States Bankruptcy Code naming the Borrower as debtor.

(j)                                     The rendering against the Borrower of a final judgment, decree or order for the payment of money in excess of [Confidential Treatment Requested] and such judgment, decree or order shall remain unsatisfied and in effect for any period of 30 consecutive days without a stay of execution.

(k)                                  A writ of attachment, garnishment, levy or similar process shall be issued against or served upon WFHM with respect to (i) any property of the Borrower in the possession of WFHM, or (ii) any indebtedness of WFHM to the Borrower.

Section 5.2  Rights and Remedies.  Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is cured to the written satisfaction of WFHM, WFHM may exercise any or all of the following rights and remedies:

(a)                                  WFHM may declare the Commitment to be terminated, whereupon the same shall forthwith terminate.

(b)                                 WFHM may, by notice to the Borrower, declare the entire unpaid principal amount of the Note then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such Note, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

(c)                                  WFHM may exercise and enforce its rights and remedies under the Loan Documents.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 5.1(i) or 5.1(k) hereof, the entire unpaid principal amount of the Note then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement shall be immediately due and payable without presentment, demand, protest or notice of any kind. NOTHING CONTAINED IN THIS ARTICLE V OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL PRECLUDE OR LIMIT WFHM FROM TERMINATING ITS COMMITMENT FOR NEW REGISTRATIONS UPON TEN DAYS WRITTEN NOTICE AND DEMANDING PAYMENT OF THE NOTE AT ANY TIME AND FOR ANY REASON OR FOR NO REASON AS PROVIDED IN SECTION 2.5.

ARTICLE VI

Miscellaneous

Section 6.1  No Waiver; Cumulative Remedies.  No failure or delay on the part of WFHM in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents.  The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 6.2  Amendments, Etc.  No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by WFHM and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 6.3  Notice.  Except as otherwise expressly provided herein, all notices and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) sent by certified mail, postage prepaid, (iii) delivery by overnight courier, or (iv) transmitted by telecopy if followed with a hard copy by regular mail, in each case addressed to the party to whom notice is being given at its address as set forth below and, if telecopied, transmitted to that party at its telecopier number set forth below:

If to WFHM:

Wells Fargo Home Mortgage, Inc.

1 Home Campus, X2401-06T

Des Moines, IA 50328-0001

Attn:  General Counsel

If to the Borrower (Both Members):

Wells Fargo Home Mortgage, Inc.,                           Community First Home Mortgage, Inc.

1 Home Campus, X2401-06T                                      520 Main Avenue

Des Moines, IA 50328-0001                                       Fargo, ND 58124-0001

Attn:  General Counsel                                                Attn:

or, as to each party, at such other address or telecopier number as may hereafter be designated in a notice by that party to the other party complying with the terms of this Section.  All such notices or other communications shall be deemed to have been given on (i) the date received if delivered personally, (ii) two Business Days after the date of posting if delivered by mail, (iii) one Business Day after deposit with an overnight courier for next Business Day Delivery, or (iv) the date of transmission if delivered by telecopy, except that notice or requests to WFHM pursuant to any of the provisions of Article II shall not be effective until received by WFHM.

Section 6.4  Costs and Expenses.  Each party agrees to pay to the other party all costs and expenses incurred (including the reasonable fees and out-of-pocket expenses of counsel) in connection with the enforcement during the term hereof or thereafter of any of the rights or remedies under any of the foregoing documents, instruments or agreements or under applicable law, whether or not arbitration is filed with respect, thereto.  All costs and expenses shall be payable on demand.

Section 6.5  Execution in Counterparts.  This Agreement and the Pledge and Security Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement or the Pledge and Security Agreement, as the case may be, taken together, shall constitute but one and the same instrument.

Section 6.6  Binding Effect, Assignment.  This Agreement shall be binding upon and inure to the benefit of the Borrower and WFHM and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of WFHM.

Section 6.7  Governing Law.  The Loan Documents shall be governed by, and construed in accordance with, the substantive laws (other than conflict laws) of the State of Delaware.

Section 6.8  Arbitration. The parties agree to submit to binding arbitration any and all claims, disputes and controversies between or among them which cannot be resolved without arbitration, whether in tort, contract or otherwise (and their respective employees, officers, directors, attorneys, and other agents) arising out of or relating in any way to this Agreement or any exhibits hereto, and their negotiation, execution, administration, modification, extension, substitution, formation, inducement, enforcement, default or termination.  Arbitration under this Agreement and its exhibits shall be governed by the provisions regarding arbitration set forth in the Agreement of Limited Liability Company of Community First Mortgage, LLC, as amended from time to time.

Section 6.9  Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 6.10  Entire Agreement.  This Agreement and the other Loan Documents and related documents described herein embody the entire agreement and understanding between the Borrower and WFHM and supersede all prior agreements and understandings, oral or written, between WFHM and the Borrower.

Section 6.11  Acceptable to WFHM.  As used in this Agreement, the phrases “to the satisfaction of WFHM,” “acceptable to WFHM,” “acceptable to WFHM in WFHM’s sole discretion” or any similar phrase shall mean acceptable to WFHM in WFHM’s reasonable discretion.

Section 6.12  Headings.  Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

WELLS FARGO HOME MORTGAGE, INC.	COMMUNITY FIRST MORTGAGE, LLC
(WFHM)	(Borrower)

By:	By:
Printed Name:	Printed Name:
Its:	Its:

Exhibit A

COLLATERAL ACCOUNT AGREEMENT

This Collateral Account Agreement, entered into effective November 1, 2001 is by and between Community First Mortgage, LLC (the “Borrower”), and Wells Fargo Bank Minnesota, National Association (the “Bank”) and Wells Fargo Home Mortgage, Inc. (“WFHM”).

WFHM and the Borrower have entered into a Credit Agreement dated contemporaneously herewith pursuant to which WFHM has agreed to make revolving advances to the Borrower in an aggregate principal amount not to exceed [Confidential Treatment Requested] (as the same may from time to time be amended, modified or supplemented, the “Credit Agreement”).  All terms used herein have the same meanings ascribed to such terms in the Credit Agreement.

The parties desire to establish the Collateral Account into which Advances will be deposited and payments and other proceeds of Collateral (as that term is defined in the Credit Agreement) will be received and held by the Bank.

Accordingly, the parties hereto agree as follows:

1.                                       There shall be opened and maintained with the Bank a collateral bank account designated “ Community First Mortgage, LLC - Collateral Account” or similarly designated to WFHM’s and the Bank’s satisfaction (the “Collateral Account”).

2.                                       The Collateral Account and all funds at any time on deposit therein shall constitute collateral security for any and all indebtedness now or hereafter at any time owing by the Borrower to WFHM under the Credit Agreement, whether or not then due. WFHM, through its agent the Bank, shall have full and exclusive dominion of and control over the Collateral Account and all funds at any time on deposit therein.

3.                                       WFHM shall deposit all Advances made under the Credit Agreement into the Collateral Account, which Advances shall be used solely for the origination of Eligible Mortgage Loans by the Borrower.  The Borrower shall deposit into the Collateral Account, or shall direct the Bank to debit its operating account for, any additional funds necessary for the origination or acquisition of the Eligible Mortgage Loans to be funded with the deposited Advances.  Provided the Borrower is in compliance with the applicable conditions set forth in Article III of the Credit Agreement, the Bank shall payout all such Advances and other funds deposited into the Collateral Account pursuant to this paragraph according to the terms of the Credit Agreement.

4.                                       The Borrower shall direct the Investor to make all payments with respect to Eligible Mortgage Loans, and shall promptly deposit all other proceeds of Collateral, by wire or other acceptable transfer, to the Bank for deposit in the Collateral Account.  To the extent the Borrower is in possession of any proceeds of Collateral, the Borrower will hold such proceeds separately in trust for WFHM until deposited in the Collateral Account.

5.                                       WFHM may, from time to time, in its sole discretion, instruct the Bank to do any of the following or any combination thereof with respect to funds on deposit in the Collateral Account: (a) charge the Collateral Account and credit WFHM’s account to be applied as a payment of the unpaid principal amount of the outstanding Advances and accrued interest thereon; (b) retain the funds on deposit in the Collateral Account; or (c) release and transfer the funds to the Borrower’s operating account with the Bank for the Borrower’s general use.

6.                                       The Borrower shall have no right to withdraw any funds from the Collateral Account at any time and shall have no dominion or control over the funds at any time on deposit in the Collateral Account.

7.                                       WFHM hereby acknowledges that it is responsible for the payment of all charges relating to the Collateral Account, including but not limited to account maintenance charges, fees for incoming and outgoing wire transfers and for any other credits or debits in accordance with Bank’s standard fee schedule.

WELLS FARGO HOME MORTGAGE, INC.	COMMUNITY FIRST MORTGAGE, LLC
(Borrower)

By:	By:
Printed Name:	Printed Name:

Its:	Its:

WELLS FARGO BANK MINNESOTA,

NATIONAL ASSOCIATION

By:
Printed Name:

Its:

Exhibit B

PLEDGE AND SECURITY AGREEMENT

This Pledge and Security Agreement (the “Agreement”) entered into effective November 1, 2001 by and between Community First Mortgage, LLC, a limited liability company with its principal place of business in Fargo, North Dakota (the “Pledgor”), and Wells Fargo Home Mortgage, Inc. (“WFHM”).

RECITALS

The Pledgor and WFHM have entered into a Credit Agreement dated contemporaneously herewith (as amended or modified from time to time, the “Credit Agreement”), pursuant to which WFHM has agreed to extend a revolving credit facility to the Pledgor, on the condition, among others, that the Pledgor execute and deliver this Agreement to WFHM; and

The Pledgor finds it advantageous, desirable and in its best interest to comply with the condition that it execute and deliver this Agreement.

ACCORDINGLY, in consideration of the premises and of the mutual covenants herein contained and in order to induce WFHM to become a party to, and to extend credit under, the Credit Agreement, the parties hereto agree as follows:

Section 1.  DEFINITIONS

Each capitalized term used herein which is not otherwise defined herein shall have the meaning ascribed to such term in the Credit Agreement.  In addition, the following terms shall have the following respective meanings:

“Collateral” has the meaning specified in Section 2 hereof.

“Investor” means Wells Fargo Home Mortgage, Inc. and any other investor approved in writing from time to time by WFHM.  Approval of any investor can be withdrawn at any time by WFHM with 10 days written notice.

“Obligations” means all obligations of the Pledgor to WFHM now or hereafter existing under any Loan Document.

“Obligor” means a person or other entity who now or hereafter is or becomes liable to the Pledgor with respect to any of the Collateral.

“Pledged Mortgage Loans” means Mortgage Loans deemed to have been delivered to WFHM as provided in

Section 4.

Section 2.  PLEDGE

As collateral security for the due and punctual payment of the Obligations, and to secure performance of each obligation and the observance of each term and condition by the Pledgor to be performed or observed under the Credit Agreement, this Agreement and the other Loan Documents, the Pledgor does hereby pledge, hypothecate, assign, transfer and convey to WFHM, and assigns and grants to WFHM a security interest in and to the following described property now owned or hereafter acquired by the Pledgor (the “Collateral”):

(a)                                  all right, title and interest of the Pledgor in and to the Pledged Mortgage Loans and all promissory notes, or other instruments or agreements which evidence the Pledged Mortgage Loans;

(b)                                 all right, title and interest of the Pledgor in and to all notes, real estate mortgages, deeds of trust, security agreements, chattel mortgages, assignments of rent and other security instruments whether now or hereafter owned, acquired or held by the Pledgor which secure (or constitute collateral for any note, instrument or agreement securing) any of the Pledged Mortgage Loans;

(c)                                  all right, title and interest of the Pledgor in and to all financing statements perfecting the security interest of any of the Pledged Mortgage Loans or property securing any Pledged Mortgage Loans;

(d)                                 all right, title and interest of the Pledgor in and to all guaranties and other instruments by which the persons or entities executing the same guarantee, among other things, the payment or performance of the Pledged Mortgage Loans;

(e)                                  all right, title and interest of the Pledgor in and to all title insurance policies, title insurance binders, commitments or reports insuring or relating to any Pledged Mortgage Loan or property securing any Pledged Mortgage Loan;

(f)                                    all right, title and interest of the Pledgor in and to all surveys, bonds, hazard and liability insurance, policies, and any other agreement, instrument or document pertaining to, affecting, obtained by the Pledgor in connection with, or arising out of, the Pledged Mortgage Loans;

(g)                                 all right, title and interest of the Pledgor in and to all agreements to purchase any Pledged Mortgage Loans;

(h)                                 all right, title and interest of the Pledgor in and to all collections on, and proceeds of or from, any and all of the foregoing (hereinafter collectively called “Collections”);

(i)                                     all right, title and interest of the Pledgor in and to any other asset of the Pledgor which has been or hereafter at any time is delivered to WFHM hereunder;

(j)                                     all files, surveys, certificates, correspondence, appraisals, tapes, discs, cards, accounting records, and other records, information, and data of the Pledgor relating to the Pledged Mortgage Loans (including all information, data, tapes, discs and cards necessary to administer and service such Pledged Mortgage Loans);

(k)                                  all balances, credits and deposits of the Pledgor maintained in the Collateral Account; and

(l)                                     any and all balances, credits, deposits, accounts or moneys of, or in the name of, the Pledgor representing or evidencing the foregoing.

Section 3.  REPORTS CONCERNING EXISTING COLLATERAL AND HEREAFTER ACQUIRED COLLATERAL

From time to time hereafter as reasonably requested by WFHM, the Pledgor will promptly give a written report to WFHM describing and listing each document, instrument or other paper which evidences, secures, guarantees, insures or pertains to any item of the Collateral whether now or hereafter owned, acquired or held by the Pledgor that the Pledgor has not theretofore delivered to an Investor.  Such written report shall contain sufficient information to enable WFHM to identify each such document, instrument or other paper.  The Pledgor (a) upon the request of WFHM, shall promptly provide additional information concerning, or a more complete description of, each such document, instrument or other paper and (b) at the request of WFHM, shall promptly deliver the same to WFHM.

Section 4.  DELIVERY OF COLLATERAL DOCUMENTS

(a)                                  A Mortgage Loan closed and funded with the proceeds of an Advance shall be deemed to have been delivered under this Agreement when there shall have been electronically delivered to WFHM the information required by the Credit Agreement.  The Pledgor shall also comply with its obligation under this Pledge and Security Agreement to deliver to WFHM the instruments and documents described in the Transmittal Form.  The documents to be delivered pursuant to this Section 4(a) shall be delivered (including delivery by telecopy, as provided for above) to WFHM no later than 9:00 a.m. (Minneapolis time) on the Business Day on which the Advance is to be made for the purpose of funding such Mortgage Loan.

(b)                                 Within five Business Days after receiving a written request from WFHM to deliver the same, the Pledgor shall deliver to WFHM the following:

(i)                                     if any such exist, original guaranties, assignments of rents and other instruments and documents relating to security for and payment of such Mortgage Loan, together with duly executed assignments thereof;

(ii)                                  a mortgagee’s title insurance policy (or commitment therefor) in the form of an American Land Title Association standard policy (revised coverage, most recent form) from a substantial and reputable title insurance company acceptable to FNMA and FHLMC in favor of the Pledgor insuring the lien of the mortgage securing such Mortgage Loan (subject only to such liens and encumbrances as are generally acceptable to reputable lending institutions, mortgage investors and securities dealers) or, if such a mortgagee’s title policy (or commitment therefor) is generally not available in the state in which the real property subject to such mortgage is located, an opinion of an attorney reasonably acceptable to WFHM to the effect that the mortgage securing such Mortgage Loan is a valid first lien free and clear of all other liens, encumbrances and restrictions, except such as are generally acceptable to reputable lending institutions, mortgage investors and securities dealers;

(iii)                               evidence satisfactory to WFHM that the premises covered by the Mortgage securing such Mortgage Loan is insured against fire and perils of extended coverage for an amount at least equal to the lesser of the full insurable value of such premises and the Collateral Value of such Mortgage Loan;

(iv)                              with respect to each Mortgage Loan secured by a Mortgage which is insured by FHA, insured by a private mortgage insurer or guaranteed by the VA, a certificate signed by an officer of the Pledgor that, as of the date of delivery thereof, the Pledgor either has possession of the applicable FHA insurance certificate, private mortgage insurance certificate or VA guarantee covering such Mortgage Loan, or has complied with all requirements and conditions for obtaining possession of such applicable FHA insurance certificate, private mortgage insurance certificate or VA guarantee;

(v)                                 originals or photocopies, as WFHM may reasonably request, of surveys (or plat maps, if surveys are not available) and all other instruments, documents and other papers pertaining to each such Pledged Mortgage Loan; and

(vi)                              the original of each Mortgage referred to in Section 2(b) hereof, together with satisfactory evidence of its recordation.

(c)                                  All assignments executed and delivered by the Pledgor shall be in form and substance acceptable to and approved by WFHM.

(d)                                 Any Transmittal Form delivered to WFHM hereunder, together with the documents accompanying any such Transmittal Form, shall conclusively be presumed to have been delivered to WFHM on behalf of the Pledgor notwithstanding that any such Transmittal Form shall not be signed or submitted by a person who has been authorized in writing to do so by the Pledgor through its Operating Committee or otherwise.

(e)                                  The Pledgor will from time to time whenever an Event of Default exists, upon the request of WFHM, endorse and deliver to WFHM any draft, check, note, assignment or other writing which evidences a right to the payment of money which constitutes Collateral for deposit to the Collateral Account.

Section 5.  REPRESENTATIONS AND WARRANTIES

The Pledgor hereby represents and warrants that:

(a)                                  All of the representations and warranties set forth in the Credit Agreement are true and correct;

(b)                                 The Pledgor is the legal and equitable owner of the Collateral and its interests therein are free and clear of all liens, security interests, charges and encumbrances of every kind and nature (other than as created hereunder or under commitments to purchase by the Investor);

(c)                                  No financing statement or other evidence of lien covering any of the Collateral is on file in any public office;

(d)                                 The Pledgor has good right, power and lawful authority to pledge, assign and deliver the Collateral in the manner hereby done or contemplated;

(e)                                  No consent or approval (other than any consents which may be incidental to any filing which may be necessary to perfect the security interests in the Collateral) of any governmental body, regulatory authority, person, trust, or entity is or will be (i) necessary to the validity of the rights created hereunder or (ii) required prior to the assignment, transfer and delivery of any of the Collateral to the Investor.

(f)                                    To the Pledgor’s knowledge, no material dispute, right of setoff, counterclaim or defense exists with respect to all or any part of the Collateral;

(g)                                 This Agreement constitutes the legal, valid and binding obligation of the Pledgor enforceable against the Pledgor and the Collateral in accordance with its terms (subject to limitations as to enforceability which might result from bankruptcy, reorganization, arrangement, insolvency or other similar laws affecting creditors’ rights generally) and by general principles of equity;

(h)                                 In making and closing each Pledged Mortgage Loan, the Pledgor has fully complied with, and all collateral documents delivered with respect to such Pledged Mortgage Loans comply with, all applicable federal, state and local laws, regulations and rules, including, but not limited to, (i) usury laws, (ii) the Real Estate Settlement procedures Act of 1974, (iii) the Equal Credit Opportunity Act, (iv) the Federal Truth in Lending Act, (v) Regulation Z of the

Board of Governors of the Federal Reserve System; and (vi) all other consumer protection and truth-in-lending laws which may apply, and in each case with the regulations promulgated in connection therewith, as the same may be amended from time to time; and the Pledgor shall maintain sufficient documentary evidence in its files with respect to such Pledged Mortgage Loans to substantiate such compliance; and

(i)                                     Immediately upon (A) the execution and delivery of the Credit Agreement, the Note and the other Loan Documents, (B) the delivery of the Collateral to the Investor as contemplated herein and (C) the filing of an appropriate financing statement in the appropriate filing office or offices, WFHM shall have a valid, first priority security interest and lien in the Collateral.

Section 6.  EVENTS OF DEFAULT; REMEDIES

If one or more Events of Default shall exist, then WFHM, in addition to any and all other rights and remedies which it may then have hereunder, under the Credit Agreement or any other Loan Document, under the Uniform Commercial Code of the State of Minnesota or of any other pertinent jurisdiction (the “Code”), or under any other instrument, or which WFHM may have at law, in equity or otherwise, may, at its option (a) in the name of the Pledgor, or otherwise, demand, collect, receive and receipt for, compound, compromise, settle and give acquittance for, and prosecute and discontinue any suits or proceedings in respect of any or all of the Collateral; (b) take any action which WFHM may deem necessary or desirable in order to realize on the Collateral, including without limitation, the power to perform any contract, endorse in the name of the Pledgor without recourse to the Pledgor any checks, drafts, notes or other instruments or documents received in payment of or on account of the Collateral; (c) enter upon the premises where any of the Collateral not in the possession of WFHM is located and take possession thereof and remove the same, with or without judicial process; (d) reduce the claims of WFHM to judgment or foreclosure or otherwise enforce the security interests herein granted and assigned, in whole or in part, by any available judicial procedure; (e) after notification, if any, provided for herein, sell, lease, or otherwise dispose of, at the office of WFHM, on the premises of the Pledgor, or elsewhere, all or any part of the Collateral, in its then condition or following any commercially reasonable preparation or processing, and any such sale or other disposition may be as a unit or in parcels, by public or private proceedings, and by way of one of more contracts (it being agreed that the sale of any part of the Collateral shall not exhaust the power of sale granted hereby, but sales may be made from time to time, and at any time, until all the Collateral has been sold or until all Obligations have been fully paid and performed), and at any such sale it shall not be necessary to exhibit any of the Collateral; (f) at its discretion, retain the Collateral in satisfaction of the Obligations whenever the circumstances are such that WFHM is entitled to do so under the Code or otherwise; and (g) exercise any and all other rights, remedies and privileges which WFHM may have under this Agreement, or any of the other promissory notes, assignments, transfers of lien, and any other instruments, documents, and agreements executed and delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement.  The Pledgor acknowledges and agrees that a sale of the Collateral to the Investor in accordance with its standard program shall be deemed commercially reasonable and preferable, and the Collateral is intended to be sold and that none of the Collateral is a type or kind intended by the Pledgor to be held for investment or any purpose other than for sale.

Section 7.  NOTICES

Reasonable notification of the time and place of any public sale of any Collateral, or reasonable notification of the time after which any private sale or other intended disposition of any of the Collateral is to be made shall be sent to the Pledgor and to any other person entitled under the Code to notice; provided, that if any of the Collateral threatens to decline speedily in value, or is of a type customarily sold on a recognized market, WFHM may sell or otherwise dispose of the Collateral without notification, advertisement, or other notice of any kind.  It is agreed that notice sent or given not less than fifteen (15) calendar days prior to the taking of the action to which the notice relates is reasonable notification and notice of the purposes of this Section 7 and that such notice is sufficient if it states only the number of Pledged Mortgage Loans to be sold and their aggregate outstanding principal balance, average interest rate, and average balance together with the time and place of sale.  All notices and other communications provided for in this Agreement shall be given to the parties at their respective addresses set forth in the Credit Agreement or, as to each such party, at such other address as shall be designated by such party in a written notice to the other parties.  All such notices and other communications shall be given by one or more of the means specified in Section 6.3 of the Credit Agreement, and upon being so given, shall be deemed to have been given as of the earliest time specified in said Section 6.3 for the means so used.

Section 8.  APPLICATION OF PROCEEDS

Until all Obligations owed to WFHM have been paid in full, any and all proceeds ever received by WFHM from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy pursuant to Section 6 hereof, shall be applied by WFHM as follows:

First, to the payment of the out-of-pocket expenses of WFHM and the reasonable fees and out-of-pocket expenses of counsel employed in connection therewith, and to the payment of all costs and expenses reasonably incurred by WFHM in connection with the administration and enforcement of this Agreement (including, without limitation, the sale or other disposition of the Collateral) and to the payment of all advances made by WFHM for the account of the Pledgor hereunder to the extent that such costs and expense have not been reimbursed to WFHM, as the case may be;

Second, to the payment in full of the other Obligations; and

Third, the balance (if any) of such proceeds shall be paid to the Pledgor, its successors or assigns, or as a court of competent jurisdiction may direct, provided, that if such proceeds are not sufficient to satisfy the Obligations in full, the Pledgor shall remain liable to WFHM for any deficiency.

Section 9.  INDEMNIFICATION AND COSTS AND EXPENSES

The Pledgor will (a) pay all reasonable out-of-pocket expenses, including, without limitation, any recording or filing fees, fees of title insurance companies in connection with records or filings, costs of mortgage insurance policies and endorsements thereof and mortgage registration taxes (or any similar fees or taxes), incurred by WFHM in connection with the enforcement and administration of this Agreement (whether or not the transactions hereby contemplated shall be consummated), the Credit agreement and the other Loan Documents, and including, without limitation, the reasonable fees and disbursements of outside counsel for WFHM, (b) pay, and hold WFHM harmless from and against, any and all present and future stamp and other similar taxes with respect to the foregoing matters and save WFHM harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay by Borrower such taxes; and (c) indemnify, pay and hold harmless WFHM from and against any and all liabilities, obligations, losses, damages, penalties, judgments, suits, costs, expenses and disbursements of any kind whatsoever (the “Indemnified Liabilities”) which may be imposed on, incurred by or asserted against it in any way relating to or arising out of this Agreement, the Credit Agreement, the Loan Documents or any of the transactions contemplated hereby or thereby, unless the same are caused by the gross negligence or willful misconduct of WFHM.  The undertakings of the Pledgor set forth in this Section 9 shall survive the payment in full of the Note and the termination of this Agreement, the Credit Agreement and the other Loan Documents.

Section 10.  TERMINATION

This Agreement shall terminate when all the Obligations have been fully paid and performed and WFHM has no further Commitment under the Credit Agreement, at which time WFHM shall reassign and redeliver, without recourse upon, or representation or warranty by, WFHM and at the expense of the Pledgor, to the Pledgor, or to such other person or persons as the Pledgor shall designate, against receipt, such of the Collateral (if any) as shall not have been sold or otherwise disposed of by WFHM pursuant to the terms hereof, of the Credit Agreement or of the other Loan Documents, and shall still be held by WFHM, together with the appropriate instruments of reassignment and release; provided, however, that this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment of any of the Obligations is rescinded or must otherwise be returned by WFHM or any other Person upon the insolvency, bankruptcy or reorganization of the Pledgor or otherwise, all as though such payment had not been made.

Section 11.  NON-ASSUMPTION OF LIABILITY; NO FIDUCIARY RESPONSIBILITY

Nothing herein contained shall relieve the Pledgor from performing any covenant, agreement or obligation on the part of the Pledgor to be performed under or in respect of any of the Collateral or from any liability to any party or parties having an interest therein or impose any liability on WFHM for the acts or omissions of the Pledgor in connection with any of the Collateral. WFHM shall not assume or become liable for, nor shall it be deemed or construed to have assumed or become liable for, any obligation of the Pledgor with respect to any of the Collateral, or otherwise, by reason of the grant to WFHM of a security interest in the Collateral.  While WFHM shall use reasonable care in the custody and preservation of the Collateral, WFHM shall not have any fiduciary responsibility to the Pledgor with respect to the holding, maintenance or transmittal of the Collateral delivered hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

WELLS FARGO HOME MORTGAGE, INC.	COMMUNITY FIRST MORTGAGE, LLC
(WFHM)	(Venture)

By:	By:
Printed Name:	Printed Name:

Its:	Its:

Exhibit C

DEMAND NOTE

Bloomington, Minnesota

November 1, 2001

For value received the undersigned, Community First Mortgage, LLC, a limited liability company with its principal place of business in Fargo, North Dakota hereby promises to pay ON DEMAND to the order of Wells Fargo Home Mortgage, Inc. (“Lender”), at its office in Bloomington, Minnesota or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of [Confidential Treatment Requested] or, if less, the aggregate unpaid principal amount of all advances made by Lender to the undersigned hereunder, together with interest on the principal amount of all Advances hereunder remaining unpaid from time to time computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate or rates set forth in Section 2.4 of the Credit Agreement referred to below.  Interest accruing each month shall be payable on the first Business Day of the next succeeding month and at maturity or earlier if prepaid in full.  Interest accruing under this Note is subject to any restrictions contained in the Service Agreement between Lender and the undersigned.

This Note may be prepaid in whole at any time or from time to time in part, without penalty or premium, provided that any prepayment of the full amount of the Note shall include accrued interest thereon.

This Note is issued pursuant to, and is subject to, a Credit Agreement of even date herewith, by and between the undersigned and Lender, which, among other things, provides for acceleration of the maturity hereof upon the occurrence of an Event of Default (as defined in that Credit Agreement) and for mandatory prepayment hereof upon the occurrence of certain events.

All outstanding Advances under this Note are secured by a Pledge and Security Agreement of even date herewith from the undersigned to Lender, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments, or other instruments or agreements.

This Note shall be immediately due and payable (including unpaid interest accrued hereon) without demand or notice thereof upon filing of a petition by or against the undersigned under the United States Bankruptcy Code.

The undersigned hereby agrees to pay all costs of collection, including reasonable attorneys’ fees and legal expenses, in the event this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

COMMUNITY FIRST MORTGAGE, LLC

By:
Printed Name:

Its: